                                                                  SIGNATURE COPY



Share Purchase Agreement


Dated  2 August 1999


between

DAVY METALS LIMITED
as Seller


KVAERNER PLC
as Seller's Guarantor


HAMSARD 2043 LIMITED
as Purchaser


and


AMPCO - PITTSBURGH CORPORATION
as Purchaser's Guarantor


relating to


the sale and purchase of the whole issued share capitals of The Davy Roll Company Limited, Kvaerner Formet Limited and Turner Chilled Rolls Limited (each a "company" and together "the Companies")

                               TABLE OF CONTENTS

                                                                      Page

 1.  Interpretation...................................................   1

 2.  Sale and Purchase................................................   7

 3.  Consideration....................................................   8

 4.  Completion.......................................................   9

 5.  Sellers' Warranties and Obligations..............................  10

 6.  Restrictive Covenants............................................  10

 7.  Purchaser's Warranties...........................................  11

 8.  Seller's Limitations on Liability................................  13

 9.  Access to Records and Preparation of Tax Returns.................  13

10.  Post Completion Obligation.......................................  14

11.  Effect of Completion.............................................  15

12.  Remedies or Waivers..............................................  15

13.  Assignment.......................................................  15

14.  Further Assurance................................................  15

15.  Entire Agreement.................................................  16

16.  Notices..........................................................  17

17.  Announcements....................................................  18

18.  Confidentiality..................................................  18

19.  Costs and Expenses...............................................  19

20.  Counterparts.....................................................  19

21.  Time of Essence..................................................  20

22.  Invalidity.......................................................  20

23.  Agent for Service................................................  20

24.  Pension Arrangements.............................................  21

25.  BUPA and Payroll.................................................  21

26.  Guarantee........................................................  21

27.  Choice of Governing Law..........................................  21

28.  Jurisdiction.....................................................  22

                                   SCHEDULES

Schedule 1     (Completion Arrangements)...........................................  23

Schedule 2     (Warranties)........................................................  25

Schedule 3     (Limitations on the Seller's Liability under the Warranties and
               Undertakings).......................................................  43

Schedule 4     (Basic Information about the Companies).............................  51

Schedule 5     (Pension Arrangements)..............................................  53

Schedule 6     (Completion Accounts)...............................................  63

Schedule 7     (Agreed Net Assets).................................................  65

Schedule 8     (Guarantees)........................................................  66

Schedule 9     (Properties)........................................................  67

Schedule 10    (Intercompany Debts)................................................  68

Schedule 11    (Leasing Contracts).................................................  69

Schedule 12    (Consideration Apportionment).......................................  70

Schedule 13    (KMEB Agreement)....................................................  71


Agreed Form Documents


1.             Tax Deed

2.             Disclosure Letter

4.             Director's Resignation Letter

5.             Auditor's Resignation Letter

6.             Power of Attorney in respect of shares

7.             Environmental Deed of Indemnity

8.             Trade Mark Licence - "Davy Roll" name

THIS AGREEMENT is made on 2 August 1999


BETWEEN:

1. DAVY METALS LIMITED of St James's House, 23 King Street, London SWIY 6QY, England (the "Seller")

2. KVAERNER PLC of 68 Hammersmith Road, London W14 8YW , England (the "Seller's Guarantor");

3. HAMSARD 2043 LIMITED of 7 Devonshire Square, London EC2, England (the "Purchaser")

AND

4.. AMPCO - PITTSBURGH CORPORATION of 600 Grant Street, Suite 4600, Pittsburgh, PA15 219, USA (the "Purchaser's Guarantor")

WHEREAS:-

(A) Particulars of the Companies to be sold to the Purchaser pursuant to this transaction are set out in Schedule 4 (Basic Information).

(B) Kvaerner PLC, as beneficial owner of the Sale Shares under the KMEB Agreement (as defined in the Agreement) has procured that the Seller shall agree to sell and the Purchaser has agreed to purchase and pay for the Sale Shares (as defined in this Agreement) on the terms and subject to the conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.   Interpretation

1.1  In this Agreement and the Schedules to it:-

     "Accounts"               means each of the Company's individual accounts
                              (as that term is used in Section 226 of the Act) for the financial year ended on the Accounts Date, the Auditors report on those accounts, the directors' report for that year and the notes to those accounts;

     "Act"                    means the Companies Act 1985;

     "Accounts Date"          means 31 December 1998;

     "Agreed Rate"            means 2% above the base rate from time to time of
                              Barclays Bank Plc

     "Associated Company"     means an undertaking in which a company has an
                              associated participating interest (as defined in section 260 of the Act) which is not a Subsidiary of any of the Companies;

     "Business Day"           means a day (other than a Saturday or a Sunday) on
                              which banks are open for business in London;

     "Companies Acts"         means the Act, the Companies Consolidation
                              (Consequential Provisions) Act 1985, the Companies
                              Act 1989 and Part V of the Criminal Justice Act
                              1993;

     "Companies Legislation"  means the Companies Acts and all applicable legislation which governs the regulation and operation of companies in England;

     "Companies"              means together Davy, Formet and Turner, basic
                              information concerning each is set out in Schedule
                              4 (Basic Information) and "Company" shall mean any of them;

     "Completion"             means completion of the sale and purchase of the
                              Sale Shares under this Agreement;

     "Completion Accounts"    means the profit and loss account of the Companies
                              for the period starting on the day after the Accounts Date and on the Completion Date and the balance sheet of the Companies as at the Completion Date and all attached notes if applicable, to be prepared in accordance with
                              Schedule 6 (Completion Accounts);

     "Completion Balance      means the balance sheets of each Company as at the
     Sheets"                  close of business on the date of Completion, to be
                              prepared in accordance with Schedule 6 (Completion
                              Accounts);

     "Completion Date"        means the date of this Agreement;

     "Davy" means Davy Roll Company Limited with company registration number 162966;

     "Debt Free Price"        means the total consideration minus all debt, as
                              more particularly set out in clause 3
                              (Consideration);

     "Designated Account"     means Barclays Bank plc, 54 Lombard Street, London
                              EC3V 9EX, Account No. 30287334, Sort Code: 20-00-
                              00;

     "Disclosure Letter"      means the letter dated 2 August 1999 written by
                              the Seller to the Purchaser for the purposes of sub-clause 9.1 (Seller's Limitations on Liability) and delivered to the Purchaser's Solicitors before the execution of this Agreement;

     "Event" means any transaction, action or omission, any distribution, any change in the residence of any person for the purposes of any Tax, the death of any person, and a failure to take any action whether the same shall have actually occurred or shall be deemed to have occurred for the purposes of any Tax and shall also include Completion;

     "Environment"            means:

                              (a) land, including, without limitation, surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (b)) and natural and man-made structures;

                              (b) water, including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers; and

                              (c)  air, including, without limitation, air
                                   inside buildings and other natural and man-made structures above or below ground;

"Environmental Law"           means all applicable laws Common Laws, Statutes,
                              Directives, Regulations, Notices, Standards, having force of law, clean-up standards (including but not limited to ICRCL threshold figures)
                              Judgements, Decrees or Orders, Codes of Practice,
                              Circulars, Guidance Notes (Statutory or otherwise) and the like which the sole exception of (a) below are in effect in the United Kingdom at the date hereof concerning the protection of human health or the Environment or the conditions of the work place or the generation, transportation, storage, treatment or disposal of any Hazardous Material but in the case of (a) below Environmental Law shall also include:

                                 (a) the Contaminated Land Regime in Part IIA Environmental Protection Act 1990 and Statutory Guidance issued thereunder as first enacted after the Completion Date;

"Environmental Permit"        means a permit concerned with the pollution or
                              protection of the Environment (including the disposal of waste) or harm to or the protection of the health of humans, animals or plants in relation to the operation of the business of the Companies;

     "Environmental           means a civil, criminal, arbitration or
     Proceeding"              administrative or other proceeding concerning the
                              pollution or protection of the Environment
                              (including the disposal of waste) or harm to or the protection of the health of humans, animals or plants;

     "Environmental           means a governmental, quasi-governmental or
     Investigation"           governmental agency investigation, enquiry or
                              disciplinary proceedings relating to the pollution or protection of the Environment (including the disposal of waste) or harm or the protection of the health of humans, animals or plants;

     "Expert"                 has the meaning given to it in clause 4.2 (Intra-
                              Group Debt);

     "Formet" means Kvaerner Formet Limited (formerly Formet Limited) with company registration number 1025431;

     "GAAP"                   means accounting practice in accordance with
                              Schedule 4 of the Act and accounting standards in the United Kingdom;

     "Hazardous Material"     shall mean a natural or artificial substance,
                              organism, preparation or article in any form which, if generated, manufactured, processed, used, treated, stored, distributed, disposed of, transported or handled (or the actual combination of) is or proves to be harmful to the Environment or a living organism is subject to regulation or restriction or prohibition, under Environmental
                              Law.

     "ICTA"                   means the Income and Corporation Taxes Act 1988.

     "Kvaerner Group"         means the Seller's Guarantor, its subsidiaries and
                              Associated Companies other than the Companies;

  "KMEB Agreement"            means the Agreement dated 13 April 1999 between
                              Kvaerner PLC and Davy Metals and others
                              effectively transferring beneficial ownership of the Sale Shares to Kvaerner PLC, as attached in
                              Schedule 13 (KMEB Agreement);

  "Net Assets"                means a sterling sum equal to the aggregate amount
                              of the assets of each Company less the aggregate amount of the liabilities of each Company as derived from the Completion Balance Sheets excluding cash and debt as set out in Schedule 10
                              (Intercompany Debts);

  "Payroll Accounts"          means the account held by Kvaerner Services
                              Limited at Barclays Bank Plc, 54 Lombard Street,
                              London EC3V 9EX;

  "Pre-contractual Statement" has the meaning given to it in clause 15 (Entire
                              Agreement);

  "Proceedings"               means any proceeding, suit or action arising out
                              of or in connection with this Agreement;

  "Purchaser's Group"         means the Purchaser, its subsidiaries and
                              subsidiary undertakings, any holding company of the Purchaser and all other subsidiaries or subsidiary undertakings of any such holding company from time to time;

  "Purchaser's Solicitors"    means Hammond Suddards;

  "Relief" means any loss, relief, allowance or credit in respect of any Tax or any deduction in computing income, profits or gains for the purposes of any Tax or the right to any repayments of Taxation;

  "Retained Group"            means the Seller and its subsidiaries and
                              subsidiary undertakings from time to time (other than the Companies) its holding companies and subsidiaries and subsidiary undertakings of any such holding company;

  "Sale Shares"               means all the issued shares in the capital of each
                              of Davy, Formet and Turner;

  "Seller's Group Company"    means the Seller or a company which is, on or at
                              any time after the date of this Agreement, a subsidiary or holding company of the Seller or a subsidiary of a holding company of the Seller;

   "Service Documents"        has the meaning given to it in clause 24 (Agent
                              for Service);

   "Share Purchase"           has the meaning given to it in clause 16 (Entire
                              Agreement);

   "Statement of Net Assets"  means a statement of the Net Assets of the
                              Companies, as derived from the Completion Balance Sheets (as more particularly set out in Schedule 7 (Agreed Net Assets);

   "Tax Authority"            has the meaning given to it in the Tax Deed;

   "Tax" or "Taxation"        means and includes all forms of taxation and
                              statutory governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties, contributions charges, rates and levies, in each case whether of the United
                              Kingdom or elsewhere and whenever imposed, and all fines, surcharges, penalties, charges, costs and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort and National Insurance and similar contributions of stamp duty and stamp duty reserve tax;

   "Tax Deed"                 means the Taxation Deed to be entered into between
                              the Seller, the Seller's Guarantor and the Purchaser;

   "TCGA"                     means the Taxation and Chargeable Gains Act 1992;

   "Tax Statutes"             includes statutes (and all regulations and
                              arrangements made thereunder) providing for and imposing any Taxation;

   "Tax Warranties"           means the warranties set out in paragraph 8 of
                              Schedule 2 (Warranties) given by the Seller and "Tax Warranty" shall be construed accordingly;

   "Turner" means Turner Chilled Rolls Limited with company registration number 1180365;

   "Undertakings"             any undertaking given by the Seller in this
                              Agreement (other than the Tax Deed or any undertaking in the Tax Deed and the Indemnity or Deed of Environmental Indemnity or any undertaking in the Deed of Environmental Indemnity;

     "Warranties"             means the representations, warranties and
                              undertakings contained or referred to in Schedule
                              2 (Warranties) of the Agreement.; and

     "Working Hours"          means 9.30 a.m. to 5.30 p.m. (local time) on a
                              Business Day.

1.2  In this Agreement, unless otherwise specified:-

     (a) references to clauses, sub-clauses, paragraphs, sub-paragraphs and Schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Schedules to, this Agreement;

     (b) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made after the date of this Agreement would increase or after the liability of the Seller under this Agreement;

     (c) references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

     (d) references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

     (e) the expressions "accounting reference date", "holding company", "subsidiary" "subsidiary undertaking" and "wholly-owned subsidiary" shall have the meaning given in the Companies Legislation as applicable;

     (f) a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Income and Corporation Taxes Act 1988;

     (g) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

     (h) headings to clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

     (i) the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

     (j) references to documents in the "agreed form" means in the form agreed in writing by or on behalf of each of the Parties; and

     (k) where any statement is qualified by the expression "to the best of the Seller's knowledge and belief", such qualification refers to the constructive knowledge of the Seller having made all reasonable enquiries of the senior management within the Companies, Colin Randall (Tax Manager) and Lyn Ellis (Kvaerner Pensions Director).

2.   Sale and Purchase

2.1 The Seller shall sell (having been so procured by the beneficial owner of all Sale Shares, Kvaerner PLC), and the Purchaser shall purchase and pay for, `the Sale Shares with all rights attached or accruing to them at Completion.

2.2 The Sale Shares shall be free from all charges and encumbrances and from all other rights exercisable by third parties.

2.3 The Purchaser shall be entitled to exercise all rights attached or accruing to the Sale Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company in respect of periods commencing on or after Completion.

2.4 For the avoidance of doubt, Part 2 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of this claim.

3.   Consideration

3.1 Schedule 10 (Intercompany Debts) sets forth the amounts (1) payable to the Companies from the Kvaerner Group and (2) payable to Kvaerner Group from the Companies. The net of the outstanding aggregate amounts payable by the Purchaser on behalf of the Companies to the Kvaerner Group is (Pounds)1,049,000 (the "Intercompany Debt").

3.2 The debt free value of the Companies is hereby recognised as (Pounds)14,800,000 (the "Total Consideration"). The Total Consideration less the amount of the Intercompany Debt amounting to (Pounds)13,751,000 (the "Debt Free Price"). The Debt Free Price has been apportioned between the Companies according to Schedule 12 (Debt Free Price Apportionment) less (Pounds)500,000 in respect of estimated cheques drawn but not presented for payment before Completion which the Purchaser agrees to discharge on behalf of the Seller.

3.3 The Purchaser shall pay at Completion in accordance with Clause 4 (Completion) the Total Consideration.

3.4 Following Completion the Seller shall indemnify and hold harmless the Purchaser and the Companies from and against any claim for payment of any Intercompany Debt payable to the Kvaerner Group. The Purchaser shall indemnify and hold harmless the Seller and the Kvaerner Group from and against any claim for payment of any Intercompany Debt payable to the Companies.

3.5 Owing to timing differences between accounting entry and bank transaction, there may exist at Completion payments to be made by the Companies and receipts due to the Companies which have not cleared the banking system and which have not been accounted for in clause 3.2. Any such payments or receipts are to be made in accordance with clause 3.6 below.

3.6 Within 15 Business Days of Completion, the Seller and the Purchaser shall endeavour in good faith to agree a schedule of payments and receipts (the "Schedule") (the Seller shall be given and entitled to have reasonable access to, and (where reasonable) to take copies of any records or information belonging to the Companies in order to verify and compile the
     Schedule in respect of the Companies. The amounts referred to in Clause 3.5 and set out in the Schedule shall be paid by the Purchaser on behalf of the Companies to the Seller or by the Seller on behalf of the Companies to the Purchaser, as the case may be. All amounts specified in the agreed Schedule are to be paid within 15 Business Days. In the absence of agreement as to the Schedule, the determination of the Schedule may be referred by either the Seller or the Purchaser to a partner of at least 10 years qualified experience at an independent firm of chartered accountants agreed by the parties in writing or, failing agreement on the identity of the firm of chartered accountants within 25 Business Days of Completion, appointed on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales (the "Expert").

3.7   The Expert shall act on the following basis:

     (a)  the Expert shall act as an expert and not as an arbitrator;

     (b) the Expert shall be instructed to notify both the Seller and the Purchaser of his determination within 21 days of his appointment;

     (c) the Expert's determination shall, in the absence of fraud or manifest error, be final and binding on the parties and shall be deemed to constitute the agreed Schedule for all purposes of this Agreement;

     (d) the Seller and the Purchaser shall each pay for one half of the Expert's costs or as the Expert may determine; and

     (e) For the purposes of agreeing or determining of the Schedule the Seller and the Purchaser shall, and the Purchaser shall procure that any of the Companies shall, give the Expert and each other all information relating to the drafting of the Schedule which they may reasonably require and the Expert shall be entitled (to the extent that he considers appropriate) to base his opinions on such information and on the accounting and other records of the Companies.

3.8 Within 5 Business Days of the agreement or determination of the Completion Accounts pursuant to Schedule 7 (Agreed Net Assets):

          (a) if the increase in the Net Assets exceeds (Pounds)250,000 as compared to Schedule 7 (Agreed Net Assets) the Purchaser shall pay to the Seller in cash the full amount of any such excess (together with interest as provided for in Clause 3.9 (Consideration); and

          (b) if the decrease in the Net Assets exceeds (Pounds)250,000 as compared to Schedule 7 (Agreed Net Assets) the Seller shall repay to the Purchaser in cash the full amount of any such shortfall (together with interest as provided for in clause 3.9 (Consideration).


3.9 Any payment made pursuant to clause 3.8 (Consideration) above shall carry interest at the Agreed Rate calculated on a daily basis from 15 Business Days of the final determination of amounts payable or within 15 Business Days of determination of the Completion Accounts as the case may be. .

4.   Completion

4.1 Completion shall take place on the Completion Date at the offices of the Purchaser's Solicitors.

4.2  At Completion, the Seller and the Purchaser shall do those things listed in
     Schedule 1 (Completion Arrangements).

4.3 Payment by telegraphic transfer of the Total Consideration (less the amount of (Pounds)500,000 to be deducted in accordance with clause 3.2) in accordance with Schedule 1 (Completion Arrangements) shall constitute payment of the consideration for the Sale Shares and shall discharge the obligations of the Purchaser under clause 2 (Sale and Purchase).

5.   Sellers' Warranties and Obligations

5.1 Subject to clause 9 (Seller's Limitations on Liability), the Seller warrants to the Purchaser that each of the Warranties are accurate at the date of this Agreement.

5.2 The Seller accepts that the Purchaser is entering into this Agreement in reliance upon the Warranties.

5.3 The Purchaser acknowledges that it does not rely on, and has not been induced to enter into this Agreement on the basis of, any warranties, representations, covenants, undertakings, indemnities or other statements (including any Pre-Contractual Statement) whatsoever, other than the Warranties and acknowledges that none of the Seller, the Companies, or any of their agents, officers or employees have given any such warranties, representations, covenants, undertakings indemnities or other statements.

5.4 Each of the Warranties shall be construed as a separate and independent Warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

5.5 The Seller will, subject to any obligations of confidentiality by which it is bound or to any regulatory or legal restraints, provide such information and co-operation as it reasonably and practicably may to assist the Purchaser to obtain any necessary regulatory and/or merger control clearances from the relevant United Kingdom and European Union authorities.

5.6 The Seller warrants to the Purchaser that neither the execution of this Agreement by the Seller nor the consummation of the transaction as contemplated by this Agreement will violate, conflict with or result in the breach of any term, limitation in or provision of, or constitute a default (or an event that, with the giving of notice or the lapse of time or both, would constitute a default) under the terms, provisions or conditions of the constitutional documents of the Seller or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller.

6.   Restrictive Covenants

6.1 The Seller Covenants with the Purchaser (for itself and as trustee for each member of the Purchaser's Group) that without the prior written consent of the Purchaser no member of the Retained Group will:

     (a) for a period of 5 years after the date of Completion directly or indirectly, carry on or be engaged, concerned or interest in the business of cast or forged steel rolls (the "Business") anywhere in the world in competition with the Business of the Companies as carried on at the date of Completion save for such businesses that are acquired incidentally by the Retained Group which are engaged, concerned or interested in the Business. If the Retained Group acquires a business through acquisition or merger and chooses to dispose of such company incidentally acquired and involved in the Business such company will be offered for sale to the Purchaser who will have a first right of refusal;

     (b) for a period of 12 months after the date of Completion, solicit or entice away or seek to entice away any manager who is, and was at the date of Completion, employed by Companies save for those managers that freely respond and are engaged from advertisements in trade press and other publications;

     (c) for a period of 12 months after the date of Completion, solicitor or endeavour to solicit in competition with the Business of the Companies (as carried on at the date of Completion) the custom of, or order from, any person, firm or company who has been a customer of the Companies at any time during the period of 12 months immediately preceding the date of Completion; or

     (d) will for a period of 12 months after the date of Completion, interfere with or seek to interfere with the continuance of supplies to the Companies (or the terms relating to such supplies) from any suppliers who have been supplying components, materials or services to the Companies at any time during the period of 12 months immediately preceding the date of Completion.

6.2 The parties agree that the Retained Group will continue to trade with Formet for at least 12 months following Completion PROVIDED THAT Formet offers competitive prices, prompt delivery schedules and it remains convenient to continue trading.

6.3 The restrictions contained in this clause 6 (Restrictive Covenants) are considered to be reasonable by the Seller in all respects but if any of those restrictions shall be held to be void in the circumstances where it would be valid if some part were deleted, the parties agree that such restrictions shall apply with such deletion as may be necessary to make it valid and effective.

6.4 The Seller shall procure that each member of the Retained Group shall comply with the provisions of this clause 6 (Restrictive Covenants) as if each such person were a party covenanting with the Purchaser.

6.5 The Seller acknowledges that the Purchaser is accepting the benefit of the covenants contained in this clause on its own behalf and each of the Companies with the intention that the Purchaser may claim against the Seller on behalf of the Companies for loss sustained by that person as a result of any breach of any of the covenants contained in this clause.

6.6 The provisions of clause 6.1(a) to 6.1(d) (Restrictive Covenants) are separate and severable and shall be enforceable accordingly.

7.   Purchaser's Warranties

7.1   The Purchaser warrants to the Seller that: -

     (a) neither the execution of this Agreement by the Purchaser nor the consummation of the transaction as contemplated by this Agreement will violate, conflict with or result in the breach of any term, limitation in or provision of, or constitute a default (or an event that, with the giving of notice or the lapse of time or both, would constitute a default) under the terms, provisions or conditions of the constitutional documents of the Purchaser or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser; and

     (b) no consent or approvals by, notice to, or registration with, any governmental or other authority is required on the part of the Purchaser in connection with the execution of this Agreement or the consummation of the transaction contemplated in it.

     7.2 Subject to exceptions set out below the Purchaser, the Companies and each of them agree not to carry out intrusive sampling and analysis of soils sediments, groundwater, and surface water at the Properties for (i) the purpose of discovering, identifying or accessing any contamination or pollution of the Environment at the Properties or
            (ii) voluntarily reporting to any Environmental Regulator as defined in the Deed of Environmental Indemnity or other body the existence of or data on contamination existing in the Environment at the

            Properties as of Completion for a period of 6 years from the date hereof subject to the following exceptions:-

     (a) In circumstances where intrusive sampling and/or analysis is required in writing to be carried out by an Environmental Regulator; or

     (b) In circumstances where Environmental Law requires intrusive sampling and/or analysis; or

     (c) Where intrusive sampling is required to assist or facilitate the defence of any Claim as defined in the Deed of Environmental Indemnity; or

     (d) Where intrusive sampling and/or analysis is required to be carried out pursuant to the Dispute Resolution mechanisms at clause 7 (Dispute Resolution) under the Deed of Environmental Indemnity; or

     (e)      With the agreement in writing of Kvaerner PLC.

7.3 Clause 7.2 shall not be construed in such a way as to prevent or restrict the sampling and analysis of soils at the Properties for the purposes of construction and development in the ordinary course of business at the Properties. The Purchaser or the Companies or any one of them shall provide Kvaerner PLC with 30 days notice of such party's intent to undertake such sampling and analysis, and with the results of such sampling and analysis promptly upon receipt.

7.4 In the event that the Purchaser or the Companies or any one of them wishes to take action at any of the Properties as provided by sub-clauses (a),
     (b), (c), (d) or (e) of clause 7 above, such party shall provide Kvaerner PLC with 30 days notice of its intent to commence such action with full documentation evidencing the existence of the exception to the prohibition contained in this clause. The party providing such notice and Kvaerner PLC shall consult in good faith with the aim or reaching agreement regarding the necessity and scope of any action contemplated under sub-clauses (a),
     (b), (c), (d) or (e). In the event that the party providing notice under this clause 7.3 and Kvaerner PLC are unable to reach agreement, they shall refer their dispute to resolution pursuant to the provisions of the Deed of Environmental Indemnity. Provided however, that the Purchaser or the Companies or any one of them shall not be obliged to provide 30 days notice and consult with the Kvaerner PLC in the event that:

     (a) The Purchaser or the Companies or any one of them believe that a failure to undertake the intrusive sampling and analysis referred to in the Deed of Environmental Indemnity will result in a criminal liability; or

     (b) In the circumstances of an emergency requiring timely action to comply with Environmental Laws such that implementation of the consultation process would prohibit compliance with such Environmental Laws.

     In such event the Purchaser or the Companies or any one of them shall provide the notice described above as soon as practicable after becoming aware of the need for intrusive investigation or reporting described in (a) and (b) above.

7.5 In no event shall the provisions of this clause 7 be construed to prevent the Purchaser or the Companies from performing intrusive sampling and analysis or reporting to any Environmental Regulator to the extent required by Environmental Laws applicable to the routine operations conducted at the Properties.]

8.   Seller's Limitations on Liability

8.1 The Purchaser shall not be entitled to claim that any fact or matter causes any of the Warranties to be breached if such fact or matter is disclosed or referred to in the Disclosure Letter or in any document attached to the Disclosure Letter or delivered with it.

8.2 No liability shall attach to the Seller in respect of claims under the Warranties if and to the extent that the limitations set out in Schedule 3 (Limitations on the Seller's Liability under the Warranties and Undertakings) apply.

8.3 If after Completion, the Purchaser becomes aware that there has been any material breach of the Warranties or any other term of this Agreement, the Purchaser shall not be entitled to treat this Agreement as terminated but shall only be entitled to claim damages or exercise any other right, power or remedy under this Agreement or as otherwise provided by law.

9.   Access to Records and Preparation of Tax Returns

9.1 The Purchaser acknowledges that, following Completion, the Seller, other members of the Retained Group and their accountants and any competent regulatory body may require access to the books and records of the Companies in order to enable such companies to prepare their accounts, to avail themselves of any tax credit for foreign taxes paid, to prepare and file any returns, including returns for UK Taxation, or provide any information required by any regulatory body and to defend any returns and to participate in any audit on such returns. The Purchaser shall give, and shall procure that the relevant Companies give, all such information and assistance, including access to premises and personnel, and the right to examine and copy (at the expense of the party so requesting) any accounts, documents and records of the relevant Companies, as any such member of the Retained Group or their accountants may reasonably request, subject to such member of the Retained Group and/or their accountants giving such undertaking relating to the maintenance of confidentiality as the Purchaser shall reasonably require.

      (i) The Seller or its duly authorised agent shall prepare the UK Corporation Tax returns of the Companies for all accounting periods ended on or prior to Completion, to the extent that the same shall not have been prepared before Completion.

      (ii) The Purchaser shall procure that the Companies shall cause the returns mentioned in sub-clause (i) to be authorised, signed and submitted to the UK Inland Revenue without amendment or with such amendments as the Seller shall agree (such agreement not to be unreasonably withheld) and shall give the Seller or its agent all such assistance as may be required to agree those returns with the UK Inland Revenue; PROVIDED THAT the Purchaser shall not be obliged to procure that the Companies takes any such action as is mentioned in this sub-clause in relation to any Tax return that is not true and accurate in all material respects.

      (iii) The Seller or its duly authorised agent shall prepare all documentation and deal with all matters (including correspondence) relating to the Tax returns mentioned in (i) above and the Purchaser shall procure that the Companies shall afford such access to their books, accounts and records as is necessary and reasonable to enable the Seller or its duly authorised agent to prepare those returns and conduct matters relating thereto.

      (iv) The Purchaser shall procure that the Companies or their duly authorised agents shall prepare and submit to the relevant Tax Authority the tax returns, other than those mentioned in (i) above for all Accounting Periods ended on or prior to Completion, to the extent that the same shall not have been prepared before Completion.

      (v) The Purchaser shall procure that the returns in (iv) above are properly prepared on a basis consistent with past returns (provided that such past returns comply with relevant law and practice) and that any material issues or concerns are notified to the Seller as soon as reasonably practical after the Purchaser becomes aware of such issues or concerns and the Seller shall have the right to require any reasonable amendments to be made to such returns PROVIDED THAT:

             (A) if such material issues or concerns shall also constitute a Claim for Taxation (as the same is defined in the Tax Deed), notification of such material issues or concerns pursuant to this Clause shall also constitute a notice for the purposes of Clause 4.1 of the Tax Deed; and

             (B) the provisions of Clause 4 of the Tax Deed shall be unaffected by and take precedence over the provisions of this Clause.

10.  Post-Completion Obligations

10.1 The Purchaser undertakes to the Seller that within 180 days of Completion it will procure that the Companies will remove or delete from all notepaper, invoices, facias, promotional matter, notices whether written or electronic references to "Kvaerner". The Purchaser further undertakes to the Seller that within 60 days of Completion it will procure that the Companies will remove or delete or destroy all signage and business cards with references to "Kvaerner".

10.2 The Purchaser undertakes to the Seller to procure as soon as practicable after Completion the novation to the Purchaser (or such of its subsidiaries as it chooses) of the vehicle leasing contracts specified in
      Schedule 11 (Leasing Contracts). Pending such novation the Purchaser shall indemnify and hold harmless the Seller from and against any claim for payment and expenses in relation to the paid leasing contracts.


11.  Effect of Completion

11.1 Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion, and all warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement, shall remain in full force and effect notwithstanding Completion.

12.  Remedies or Waivers

12.1 No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall: -

     (a)  impair such right, power or remedy; or

     (b)  operate as a waiver thereof,

     EXCEPT in respect of any right, power or remedy arising from the Seller's limitation of liability under the Warranties and Undertakings as set out in
     Schedule 3 (Limitations on the Seller's Liability under the Warranties and Undertakings).

12.2 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.3 The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law unless stated expressly.

13.  Assignment

     Obligations under this Agreement shall not be assignable save to the holding company of the Purchaser or to another of the holding company's subsidiaries and provided that such obligations will terminate and be void in respect of any of the Purchaser's Companies or subsidiary undertakings that cease to be a part of the Purchaser's Group.

14.  Further Assurance

14.1 Each of the parties shall from time to time, on being required to do so by the other party to this Agreement now or at any time in the future, do or so far as each is able procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the party concerned as they may reasonably consider necessary forgiving full effect to this Agreement and securing to them the full benefit of the rights, powers and remedies conferred upon them in this Agreement.

14.2 The Purchaser shall use all reasonable endeavors to secure on or as soon as reasonably practicable following Completion a release of the Kvaerner Group from all the guarantees, indemnities, letters of credit and other contingent liabilities given or guaranteed and which have been fully and fairly disclosed to the Purchaser, set forth in Schedule 8 (Guarantees) in respect of or otherwise relating to any obligations or liabilities of any of the Companies (if requested by the Seller, offering its own covenant in substitution or, in the case of a letter of credit, such form of back-to-back letter of credit with due receipt from each of the recipient and agent banks respectively). The Purchaser shall in the meantime from Completion hold harmless, indemnify and keep indemnified each member of the Retained Group against any liability including those arising from all actions, proceedings, claims or events of default contained in or arising (whether directly or indirectly) from any banking, financing or other Agreement to which any of the Companies is a party and costs, damages and expenses which may be incurred in relation thereto.

14.3 The Seller shall use all reasonable endeavors to secure on or as soon as reasonably practicable following Completion a release of the Purchaser's Group from all the guarantees, indemnities, letters of credit given or guaranteed and which have been fully and fairly disclosed to the Purchaser in respect of or otherwise relating to any obligations or liabilities of any of the Companies (if requested by the Purchaser, offering its own covenant in substitution or, in the case of a letter of credit, such form of back-to-back letter of credit with due receipt from each of the recipient and agent banks respectively). The Seller shall in the meantime from Completion hold harmless, indemnify and keep indemnified each member of the Purchasers group against any liability including those arising from all actions, proceedings, claims or events of default contained in or arising (whether directly or indirectly) from any banking, financing or other Agreement to which any of the Companies is a party and costs, damages and expenses) which may be incurred in relation thereto

15.  Entire Agreement

15.1 For the purpose of this clause, "Pre-contractual Statement" means a draft, Agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the Share Purchase Documents or any of them made or given by a party to any of the Share Purchase Documents or any other person at any time prior to execution of the Share Purchase Documents.

15.2 This Agreement and the Disclosure Letter referred to in sub-clause 8.1 (Seller's Limitations on Liability) and any other documents referred to in this Agreement (the "Share Purchase Documents") constitute the whole and only Agreement between the parties relating to the sale and purchase of the Sale Shares.

15.3 Except to the extent repeated in any of the Share Purchase Documents, the Share Purchase Documents supersede and extinguish any prior Pre-contractual Statement relating thereto.

15.4 Each party acknowledges that in entering into the Share Purchase Documents or any of them on the terms set out therein, it is not relying upon any Pre-contractual Statement, which is not expressly set out therein.

15.5 None of the parties shall have any right of action in contract, tort or otherwise which is asserted by one party to be applicable to this Agreement against any other party to this Agreement arising out of or in connection with any Pre-contractual Statement (except in the case of fraud).

16.   Notices

16.1 Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall, except where expressly stated otherwise be in writing.

16.2 Any such notice or other communication shall be addressed as provided in sub-clause 16.3 and, if so addressed, shall be deemed to have been duly given or made as follows:-

      (a) if sent by personal delivery, upon delivery at the address of the relevant party;

      (b) if sent by first class post or (if between continents) air mail, two Business Days after the date of posting; and

      (c) if sent by facsimile, when dispatched (provided a valid acknowledgement of receipt is received by the sender),

      PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

16.3 The relevant addressee, address and facsimile number of each party for the purposes of this Agreement, subject to sub-clause 16.4, are:-


      Name of party          Address                     Facsimile No.
      Davy Metals Ltd        St James's House            +44 (0)171 766 2311
                             23 King Street
                             London SW1Y 6QY
                             Attention: George Pierson

      Kvaerner PLC           68 Hammersmith Road         +44 (0)171 766 2311
                             London W14 8YW
                             Attention: Jan Greve

      Hamsard 2043 Limited   7 Devonshire Square         +44 (0)171 655 1000
                             London
                             EC2M 4YH

                             Attention: The Secretary

      Ampco - Pittsburgh     600 Grant Street            +1 412 456 4463
      Corporation            Suite 4600 Pittsburgh
                             PA15219
                             USA
                             Attention: Ernest Siddons

16.4 A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address, telex number or facsimile number for the purposes of sub-clause 16.3 PROVIDED THAT such notification shall only be effective on:-

      (a) the date specified in the notification as the date on which the change is to take place; or

      (b) if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

16.5 For the avoidance of doubt, the parties agree that the provisions of this clause shall not apply in relation to the service of Service Documents.

17.   Announcements

17.1 Subject to sub-clause 17.2, and save for a mutually agreed statement to be made at Completion, no announcement concerning the sale of the Sale Shares or any ancillary matter shall be made by either party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

17.2 Either party may make an announcement concerning the sale of the Sale Shares or any ancillary matter if required by:-

      (a)  the law of any relevant jurisdiction;

      (b)  existing contractual obligations; or

      (c) any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including (without limitation) the Oslo Stock Exchange, or the New York Stock Exchange whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the party before making such announcement PROVIDED THAT any such announcement shall be made (if practicable) only after consultation with the other party.

17.3 The restrictions contained in this clause shall continue to apply after termination of this Agreement or Completion without limit in time.

18.   Confidentiality

18.1 Subject to sub-clause 18.2. each party (and will ensure that it employees, agents, advisers and representatives) shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:-

      (a)  the provisions of this Agreement;

      (b)  the negotiations relating to this Agreement;

      (c)  the subject matter of this Agreement; or

      (d)  the other party.

18.2 Either party may disclose information which would otherwise be confidential if and to the extent: -

      (a)  required by the law of any relevant jurisdiction;

      (b)  required by existing contractual obligations;

      (c) required by any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including (without limitation) the Oslo Stock Exchange or New York Stock Exchange, whether or not the requirement for information has the force of law;

      (d)  required to vest the full benefit of this Agreement in either party;

      (e) disclosed to the professional advisers, auditors and bankers of each party;

      (f) the information has come into the public domain through no fault of that party; or

      (g) the other party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed,

      PROVIDED THAT any such information disclosed pursuant to paragraph (a),
      (b) or (c) shall be disclosed only after consultation with the other party.

18.3 The restrictions contained in this clause shall continue to apply after termination of this Agreement or Completion of the sale and purchase of the Sales Shares under this Agreement without limit in time.

19.   Costs and Expenses

      Each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Sale Shares and to the preparation, execution and carrying into effect of this Agreement and all other documents referred to in it. For the avoidance of doubt, all stamp duty or stamp duty reserve tax payable on the sale of the Sale Shares is for the account of the Purchaser.

20.   Counterparts

20.1 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

20.2 Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

21.   Time of Essence

      Except as otherwise expressly provided, time is of the essence of this Agreement.

22.   Invalidity

      If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair: -

      (a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

      (b) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

23.   Agent for Service

23.1 The Purchaser's Guarantor irrevocably agrees that any Service Document may be sufficiently and effectively served on it in connection with Proceedings in England and Wales by service on or for the Purchaser, as its agent (if no replacement agent has been appointed and notified to the Seller pursuant to sub-clause 23.4), or on the replacement agent if one has been appointed and notified to the Seller.

23.2 Any Service Document served pursuant to this clause shall be marked for the attention of Mr E. Siddons.

      (a) the Seller may notify the Purchaser's Guarantor at -7 Devonshire Square, London EC2 or such other address within England and Wales.

      (b) such other person as is appointed as agent for service pursuant to sub-clause 23.4 at the address notified pursuant to sub-clause 23.4.

23.3 Any document addressed in accordance with sub-clause 23.2 shall be deemed to have been duly served if:-

      (a) sent by personal delivery to the specified address, upon receipted delivery at such address; or

      (b)  sent by registered post, two Business Days after the date of posting.

23.4 If the Purchaser (or any replacement agent appointed pursuant to this sub-clause) at anytime ceases for any reason to act as agent, the Purchaser's Guarantor shall appoint a replacement agent to accept service having an address for service in England or Wales and shall notify the Seller of the name and address of the replacement agent; failing such appointment and notification, the Purchaser's Guarantor shall be entitled by notice to the Seller to appoint such a replacement agent to act on the Purchaser's Guarantor's behalf.

23.5 A copy of any Service Document served on an agent pursuant to this clause shall be sent by post to the Purchaser's Guarantor at its address for the time being for the service of notices and other communications under clause 16 (Notices), but no failure or delay in so doing shall prejudice the effectiveness of service of the Service Document in accordance with the provisions of sub-clause 23.1.

23.6 "Service Document" means a writ, summons, order, judgment or other document relating to or in connection with any Proceedings.

24.   Pension Arrangements

      The Sellers Pension Scheme shall be dealt with in accordance with the provisions of Schedule 5 (Pension Arrangements).

25.   BUPA and Payroll

25.1 The payroll facility for monthly salaried employees will continue to be provided by the Kvaerner Group for a period of up to a maximum of 90 days post Completion subject to all funds required being paid into the Payroll Account 5 Business Days prior to the required payroll date and for an administration charge payable by the Purchaser at the time of paying the payroll equating to (Pounds)5 (five pounds) per salaried employee;

25.2 BUPA medical cover ("BUPA") will continue to be provided by the Kvaerner Group (to the same level and benefits enjoyed by the senior management prior to Completion) for a period of up to a maximum of 90 days post Completion for which the Purchaser will fully indemnify and hold harmless the Kvaerner Group from and against any payment, costs or claim associated with the operation of BUPA;

26.   Guarantee

26.1 Kvaerner PLC hereby irrevocably guarantees to AMPCO-Pittsburgh Corporation the performance of, and the compliance with, all of the agreements, undertakings, covenants, and obligations of the Seller contained in, arising out of, resulting from or based upon this Agreement. The liabilities and obligations of Kvaerner PLC to the Purchaser under this Agreement and of the Seller to the Purchaser under the Agreement shall not either individually or when aggregated together be greater than or different in character or extent from the liabilities and obligations of the Seller to the Purchaser under the terms of this Agreement.

26.2 AMPCO - Pittsburgh Corporation hereby irrevocably guarantees to Kvaerner PLCthe performance of and the compliance with all of the agreements, undertakings, covenants and obligations of the Purchaser contained in arising out of, resulting from or based upon this Agreement. The liabilities and obligations of AMPCO - Pittsburgh Corporation to the Seller under this Agreement and of the Purchaser to the Seller under the Agreement shall not either individually or when aggregated together be greater than or different in character or extent from the liabilities and obligations of the Purchaser to the Seller under the terms of this Agreement.

27.   Choice of Governing Law

27.1 This Agreement shall be governed by and construed in accordance with English law.

28.   Jurisdiction

28.1 For the exclusive benefit of the other parties hereto, each party to this Agreement irrevocably agrees that any Proceedings against it shall be subject to the exclusive jurisdiction of the courts of England.

28.2 Each party irrevocably waives (and irrevocably agrees not to raise) any objection which it may have now or hereafter to the laying of the venue of any Proceedings in any such court as is referred to in sub-clause 28.1 and any claim of for urn nonconveniens and further irrevocably agrees that a judgment in any Proceedings brought in any court referred to in this clause shall (provided that there is no appeal pending or open) be conclusive and binding upon such party and may be enforced in the courts of any other jurisdiction.


IN WITNESS whereof the parties have entered into this Agreement the day and year first before written.

                                  Schedule 1
                           (Completion Arrangements)

                     Referred to in clause 4 (Completion)

At Completion:-

1.   the Seller shall deliver to the Purchaser or the Purchaser's Solicitors:-

     (a) duly executed transfers in respect of the Sale Shares in favour of the Purchaser or such person as the Purchaser may nominate and share certificates for the Sale Shares in the name of the relevant transferor(s) and any power of attorney under which any transfer is executed on behalf of the Seller or its nominee;

     (b) such waivers or consents as the Purchaser may reasonably require to enable the purchaser or its nominees to be registered as holders of the Sale Shares; and

     (c)  powers of attorney in relation to the Sale Shares in agreed terms;

     (d)  the Tax Deed duly executed by the Seller and each of the Companies;

     (e) the Environmental Deed of Indemnity duly executed by the Seller's Guarantor, Purchaser and Companies;

     (f) the Trade Mark Licence Agreement duly executed by each of the respective parties thereto.

2. the Seller shall deliver to the Purchaser (or to any person whom the Purchaser may nominate as agent for any of the Companies ) such of the following as the Purchaser may require:-

     (a) the statutory documents required under Companies Legislation for each of Davy, Formet and Turner; and

     (b) a copy of the minutes of a duly held meeting of the directors (or of a committee of the directors) of the Seller authorising the execution by the Seller of this Agreement (such copy minutes being certified as correct by the secretary of that company);

     (c)  any common seal of the Companies;

     (d) title deed in relation to any Property owned by the Companies as detailed in Schedule 7 (Properties)

3. the Seller shall procure the present directors of each of Davy, Formet and Turner (other than any director whom the Purchaser has notified the Seller prior to Completion that it

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     wishes to continue in office) to resign their offices as such, such resignations to be tendered at the board meetings referred to in paragraph
     4;

4. the Seller shall procure a board meeting for each of Davy, Formet and Turner to be held at which:-

     (a) the Companies shall resolve that each of the transfers relating to the Sale Shares shall be approved for registration and (subject only to the transfer being duly stamped) each transferee registered as the holder of the Sale Shares concerned in the register of members;

     (b) each of the persons nominated by the Purchaser prior to Completion shall be appointed directors and/or secretary, as the Purchaser shall direct, such appointments to take effect on the Completion Date;

     (c) the resignations of the directors and secretary referred to in paragraph 3 above shall be tendered and accepted so as to take effect at the close of the meeting;

     (d) the resignation of the existing auditors of each of the Companies in the agreed term to be tendered and accepted so as to take effect at the close of the meeting; and

     (e) an extraordinary general meeting shall be convened on short notice by Formet to resolve that the name of Formet be changed to remove any reference to the name "Kvaerner".

     and the Seller shall procure that minutes of the duly held board meetings and general meeting, and copies of the resignations referred to, are delivered to the Purchaser's Solicitors; and

5.   the Purchaser shall:-

     (a) pay to the Designated Account by way of telegraphic transfer the Total Consideration less the amount of (Pounds)500,000 deducted in accordance with Clause 3.2;

     (b) deliver to the Seller a copy (certified by the secretary of the Purchaser to be a true copy of a resolution in force at Completion) of the resolution of the directors of the Purchaser which authorised the purchase of the Sale Shares for the consideration and upon the terms set out in this Agreement;

     (c) procure that forthwith after Completion, the Companies shall (where relevant) change their corporate names to names that do not include the name "Kvaerner" or any name intended or likely to be confused or associated with it, and the Purchaser shall supply a copy of the official confirmation given in accordance with Companies Legislation to the Seller when each such change is effected;

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     (d)  deliver to the Seller a legal opinion from the Purchaser's Solicitors as to the Purchaser's Guarantor's capacity to enter into this Agreement in a form agreed between the Purchaser and the Seller.


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                                  Schedule 2
                                 (Warranties)

                 Referred to in clause 5 (Seller's Warranties)

No.       Subject Matter

1.        Ownership of the Sale Shares
2.        Companies Structure
3.        Changes in Share Capital Since the Accounts Date
4.        Directors and Accuracy of Information
5.        Accounts
6.        Other Borrowings
7.        Memorandum and Articles of Association
8.        Events Since the Accounts Date
9.        Commissions and Company Records
10.       Insolvency
11.       Loans by the Companies
12.       Compliance
13.       Government Grants
14.       Material Contracts
15.       Outstanding Offers
16.       Power of Attorney and Authority
17.       Business Names
18.       Licences and Consents
19.       Litigation
20.       Data Protection
21.       Employment
22.       Bonus and other Schemes
23.       Changes in remuneration and terms and conditions
24.       Liabilities to employees
25.       Transfer
26.       Employment Claims
27.       Discrimination
28.       Effect of Sale
29.       Redundancies
30.       Industrial Disputes
31.       Ownership of Assets
32.       Lease Assets
33.       Millennium Compliance
34.       Properties
35.       Taxation
36.       Environmental Matters
36.1.     Operation of Business
36.2.     Land and other assets
36.3.     Environmental Permits and Law
36.4.     Environmental Proceedings

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36.5.  Environmental Investigations
36.6.  Environmental Liabilities

The Seller warrants to the Purchaser as follows, except as disclosed in the Disclosure Letter: -

1.    Ownership of the Sale Shares

1.1. The Seller is the beneficial owner of the Sale Shares and such shares in aggregate constitute the entire issued share capital of the Companies.

1.2. There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Sale Shares or any of them and there is no Agreement or commitment to give or create any such security, encumbrance or equity.

2.    Companies Structure

2.1. The Sale Shares comprise the whole of the issued and allotted share capital of the Companies and all of them are duly paid up.

2.2. There is no Agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment or issue of, any shares(including the Sale Shares) or debentures in or securities of the Companies.

3.    Changes in Share Capital Since the Accounts Date

3.1. No share capital has been issued or alloted or agreed to be issued or alloted by the Companies.

3.2. The Companies have not redeemed or purchased or agreed to redeem or purchase any of their share capital.

4.    Directors and Accuracy of Information

4.1. The only directors of the Companies are the person whose names are so listed in relation to each Company in Schedule 4 (Basic Information about the Companies)

4.2.  The information contained in Schedule 4 is true, accurate and correct.

5.    Accounts

    The Accounts:-

      5.1.1 have been prepared in accordance with GAAP on a consistent basis as adopted in preparing the audited accounts of the Companies in respect of the last 3 preceding accounting periods, save for the FRS 12 adjustment;

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      5.1.2  showed a true and fair view of the assets and liabilities of the
             Companies to which they relate, at the Accounts Date; and

      5.1.3  comply with the requirements of the Companies Act 1985.

6.    Other Borrowings

6.1. Save for trade debts incurred in the ordinary course of business the Companies have no liability for indebtedness and the Companies have not entered into any guarantee or agreement for indemnity or for surietyship in respect of any debt, liability or obligation of any third party.

7.    Memorandum and Articles of Association

7.1. The copy of the Memorandum and Articles of Association of each of the Companies which is attached to the Disclosure Letter are true, accurate and complete in all respects.

8.    Events Since the Accounts Date

     Since the Accounts Date and so far as the Seller is aware:-

      8.1.1 there has been no material adverse change in the financial position of the Companies;

      8.1.2 the business of the Companies has, in all material respects, been carried on in the ordinary and usual course; and

      8.1.3 no dividends have been declared, paid or made by the Companies except as disclosed in the Disclosure Letter.

9.    Commissions & Company Records

9.1. No one is entitled to receive from any of the Companies any finder's fee, brokerage or other commission in connection with the sale and purchase of the Sale Shares under this Agreement.

9.2. All the accounts, books, ledgers, financial and other records, of whatsoever kind, of the Companies are in their possession or under their control, are up-to-date and have been maintained in accordance with all applicable laws.

10.   Insolvency

10.1. No order has been made and no resolution has been passed for the winding up of any the Companies or for a provisional liquidator to be appointed in respect of the Companies and, so far as the Seller is aware, no petition has been presented and no meeting has been convened for the purpose of winding up the Companies.

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

10.2. No administration order has been made and, so far as the Seller is aware, no petition for such an order has been presented in respect of the Companies.

10.3. So far as the Seller is aware, no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Companies or all or any of its assets.

10.4. So far as the Seller is aware, the Companies are not is insolvent, or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986, or has stopped paying its debts as they fall due.

11.    Loans by the Companies

11.1. Save for any Intercompany Debt, none of the Companies has lent any money which has not been repaid to it nor has it made any loan or quasi-loan contrary to the Companies Act 1985.

12.    Compliance

12.1. So far as the Seller is aware, each of the Companies have conducted their business and corporate affairs in all material respects in accordance with all applicable laws and, so far as the Seller is aware, the Companies have not received notification that any investigation or inquiry is being or had been conducted by any authority, governmental agency or regulator in respect of the business or affairs of the Companies which will or is reasonably likely to have a material adverse effect on the Companies.

13.    Government Grants

13.1. Full details of all grants, subsidies or financial assistance applied for or received by the Companies from any governmental department or agency or any local or other authority or other body are set out in the Disclosure Letter.

13.2. The Companies have not done or omitted to do any act or thing which could result in all or any part of any such grant, subsidy or financial assistance made or due to be made to them becoming repayable or being forfeited or withheld in whole or in part.

13.3. The acquisition of the Companies by the Purchaser will not result in the withdrawal of, or an obligation on the Companies to repay, any such grant, subsidy or financial assistance.

14.    Material Contracts

14.1.  The Companies are not parties to any material contract which:

       14.1.1  is for a fixed term of more than 6 months; or

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

       14.1.2 is of a long-term nature (that is, unlikely to have been fully performed in accordance with its terms more than 6 months after the date on which it was entered into or undertaken); or

       14.1.3 is incapable of termination by it in accordance with its terms on 3 months' notice or less; or

       14.1.4 provides income to any of the Companies in excess of (Pounds),750,000 per annum or requires expenditure by the Companies in excess of (Pounds)7500,000 per annum; or

       14.1.5 involves payment by it of amounts determined by reference to fluctuations in the index of retail prices or any other index or in the rate of exchange for any currency; or

       14.1.6 involves or is likely to involve the supply of goods, the aggregate sales value of which would represent in excess of 5 per cent. of any of the Company's turnover for the preceding financial year.

15.    Outstanding Offers

     No offer, tender, bid or proposal is outstanding which is capable of being converted into an obligation on the part of the Companies by acceptance or other act of some other person, firm or Companies.

16.    Power of Attorney and Authority

       16.1.1  No power of attorney given by any of the Companies is in force.

       16.1.2 There are not outstanding any authorities (express or implied) by which any person (other than a director of any of the Companies) may enter into any contract or commitment to do anything on behalf of the Companies.

17.    Business Names

       None of the Companies use a name for any purpose other than its full corporate name.

18.    Licences and Consents

18.1. Each Company has obtained all material licences, permissions, authorisations and consents from any person authority or body which are necessary for the carrying on of their businesses in the places and in the manner in which such business is now carried on.

18.2. In so far as the Seller is aware, all such licences, permissions, authorisations and consents are in full force and effect.

18.3. In so far as the Seller is aware the Companies are not in breach of any of the terms or conditions of any such licence, permission, authorisation or consent and there are no facts, matters or circumstances which might in any way prejudice the continuation or renewal of any such licence, permission, authorisation or consent.

19.    Litigation

19.1. So far as the Seller is aware, the Companies are not engaged in any legal or administrative or arbitration proceedings (whether as plaintiff or defendant or otherwise).

19.2. There is no unfulfilled or unsatisfied judgement or court order outstanding against any of the Companies.

20.    Data Protection

20.1. The Companies have duly complied with all relevant requirements of the Data Protection Act 1984 including compliance with the following:

       20.1.1  the data protection principles established in that Act;

       20.1.2  request from data subjects for access to data held by them; and

       20.1.3  the requirements relating to the registration of data users.

20.2. The Companies have not received a notice or allegation from either the data protection registrar or a data subject alleging non-compliance with the data protection principles or prohibiting the transfer of data to a place outside the United Kingdom. No individual has claimed, or will have the right to claim, compensate from any of the Companies under the Data Protection Act 1984 for loss or unauthorised disclosure of data.

21.    Employment

21.1. No outstanding offer of employment has been made by the Companies to any person nor has any person accepted an offer of employment made by any of the Companies but who has not yet commenced such employment.

21.2. There are no contracts for services (including without limitation consultancy agreements) between any of the Companies and any person.

21.3. All subsisting contracts of service or contracts for services to which the Companies are party are determinable at any time by the Companies on 3 months' notice or less without compensation.

21.4. No contracts of employment or contracts for services with any of the Companies contain pay in lieu clauses, liquidated damages clauses or other terms and conditions giving rise to any debt payable by any of the Companies on the termination of any such contract.

21.5. No director or employee has given notice to any of the Companies terminating his contract of employment which is outstanding as at the date of this Agreement.

22.    Bonus and other Schemes

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

22.1. The Companies do not have in existence or participate in any share incentive scheme or share option scheme nor are they proposing to introduce or participate in any such scheme save as disclosed in the Disclosure Letter.

22.2. There are no schemes (whether contractual or discretionary) in operation by, or in relation to, the Companies under which any director or employee of the Companies or former director or employee is entitled to any bonus, profit-share, commission or other incentive scheme (whether calculated by reference to the whole or part of the turnover, profits/losses or sales of the Companies or otherwise).

22.3. None of the Companies have registered a profit-related pay scheme under the provisions of Part V Chapter III of ICTA.

22.4. The Companies are not bound (other than in respect of contractual remuneration or emoluments of employment or pension benefits) to or for the benefit of any director or employee of the Companies.

23.    Changes in remuneration and terms and conditions

23.1. Since the Accounts Date or (where the relevant employment or holding of office commenced after such date) since the commencing date of the employment or holding of office:

       23.1.1 no abnormal change has been made in the rate of remuneration, or the emoluments or pension benefits, of any director or employee;

       23.1.2 no abnormal change has been made in any other terms of employment of any director or employee.

23.2. No agreement has been reached with any director, employee, trade union or other body representing employees that will on a future date result in an increase in any director's or employee's rate of remuneration or enhanced emoluments of employment or pension benefits.

24.    Liabilities to employees

24.1. The salaries and other benefits of all employees have been paid up to the last pay date prior to Completion.

24.2. No outstanding tribunal court order has been incurred by any of the Companies for breach of any contract of employment or contract for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or in respect of any other liability arising out of the termination of any contract of employment or contract for services.

25.    Transfer

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        During the period of 3 months preceding the date of this Agreement, the
        Companies have not been a party to any "relevant transfer" (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended) or failed to comply with any duty to inform and consult with appropriate representatives of any affected employees under Regulation 10 of the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended.

26.     Employment Claims

26.1.   There are no legal proceedings between the Companies.

26.2. There are no claims against the Companies by an employee, independent contractor or any other third party, in respect of any accident, disease, illness or injury.

26.3. In the 12 months preceding this Agreement, no improvement or prohibition notice has been served on the Companies in connection with the conduct of their businesses by any body responsible for Health and Safety.

27.     Discrimination

27.1. In the 12 months preceding this Agreement, there has been no recommendation made by an industrial tribunal nor any investigation by any statutory body responsible for investigating or enforcing matters relating to sex, race or disability discrimination.

28.     Effect of Sale

28.1. No director nor any employee of the Companies has given or received notice terminating his employment or office, except as expressly contemplated in this Agreement and no such director or employee will be entitled to give such notice as a result of the provisions of this Agreement.

28.2. No director or employee will be entitled by reason of the transactions contemplated by this Agreement to any one-off payment, bonus or commission or to terminate his employment other than on normal contractual terms.

29.     Redundancies

29.1. During the 3 months preceding the date of this Agreement, the Companies have not given notice of any redundancies to the relevant Secretary of State or started consultations with any trade union under Chapter II of
        Part IV Trade Union and Labour Relations (Consolidation ) Act 1992 or failed to comply with any of its obligations under Chapter II of Part IV of such Act.

29.2. The Companies have not given any notice of termination or dismissal or notice of redundancy to any of their employees which is outstanding as at the date of this Agreement.

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

29.3. There are no severance, redundancy or other similar agreements or schemes conferring any entitlement on any of the directors and employees of the Companies to receive any payment on the termination of their employment (except for contractual notice pay).

30.     Industrial Disputes

        Neither the Companies nor their directors or employees is involved in any trade dispute as defined by Section 218 Trade Union or Labour Relations (Consolidation) Act 1992.

31.     Ownership of Assets

31.1. The Companies are the legal and beneficial owner and have good and marketable title to all assets included in the Accounts or acquired by them since the Accounts Date (except for any current assets sold or realised in the ordinary and normal course of business).

31.2. All of the assets owned by the Companies or which the Companies has a right to use are in their possession or under their control and are situated in the United Kingdom.

32.     Leased Assets

32.1. No circumstance has arisen or is likely to arise in relation to any asset held by the Companies under a lease or similar agreement whereby the rental payable has been or is likely to be increased and, in particular, all such assets have at all relevant times been used for a qualifying purpose within the meaning of Section 39 Capital Allowances Act 1990.

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33.    Millennium Compliance

33.1. Neither the performance nor the functionality of any of the computer systems and/or computer software and/or any plant, machinery and equipment which is currently used by the Companies for the purposes of their business is or will be affected and as a result of the change in the calendar from 1999 to 2000.

33.2. To the best of the knowledge information and belief of the Seller, all suppliers and customers of the Companies have audited their systems and software and plant, machinery and equipment for year 2000 compliance and:

       33.2.1 in the case of such material suppliers, that they will be able to continue to supply the Companies as they do now and in accordance with the current standards and requirements of any contract between them before, during and after the year 2000; and

       33.2.2 in the case of such customers, that they will not cease to be customers or fail to fulfil their obligations as customers to the Companies by reason (either directly or indirectly) of their systems or software or plant, machinery and equipment not being year 2000 compliant;

       33.2.3 As far as the Seller is aware additional year 2000 compliance costs will not exceed (Pounds)25,000 (being remaining costs to be expended at the Gateshead Site).

34.    Properties

34.1. The Properties comprise all the properties owned by or occupied under lease licence or otherwise by the Companies.

34.2. The information set out in schedule 9 (Properties) is true and accurate in all respects, and any leases are valid and in full force and effect.

34.3. The title to each of the Properties is good (save for the Davy Roll Sheffield Site all of its land and buildings) and is properly constituted by documents of title which are properly stamped and are in the possession and control of the Companies.

34.4. Each of the Properties is free from any mortgage, debenture charge, rent charge lien encumbrance or other third party right in the nature of security.

34.5. Each of the Properties is free from any inhibition or notice; any option, right of pre-emption or right of first refusal.

34.6. The relevant Company as named in schedule 9 (Properties) has vacant possession of each of the Properties vested in it and there are no circumstances which may result in the continued sole and exclusive possession or occupation of the Properties by the Companies to be restricted or terminated.

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

34.7. The actual use of each of the Properties is as set out in schedule 9 (Properties) and to the best of the Seller's knowledge, information and belief is the permitted use either as of right or under the Town and Country Planning Act 1990 covenants.

34.8. The relevant Company has paid all rent all licence fees and other outgoings which have become due in respect of the Properties and has performed and observed to the best of the Seller's knowledge, information and belief all its obligations and all covenants, conditions, agreements, statutory requirements, planning consents, byelaws, orders, directives and regulations affecting the Properties and any business of the Companies there carried on and to the best of the Seller's knowledge, information and belief no use of the Properties contravenes any of the same;

34.9. There are no outstanding rent reviews under any leases or any rent reviews which are currently in progress.

34.10. There are no outstanding notices affecting any of the Properties and to the best of the Seller's knowledge, information and belief there are no proposals of any local or other authority or any other circumstances which may result in any such order or notice being made or served or which may otherwise adversely affect any of the Properties.

34.11. Each means of access to each of the Properties is over roads which have been adopted as public highways and which are maintainable at the public expense.

34.12. The Properties are insured until Completion in their respective full reinstatement values for not less than three years' loss of rent and against third party and public liabilities in sufficient amount and no circumstances have arisen which would render any insurance policies held in respect of any of the Properties to be void or avoidable.

34.13. Since dated of last Accounts no Company has acquired or disposed of or agreed to acquire or dispose of the whole or any part of any land or buildings or any interest therein.

34.14. No Company has at any time conveyed or transferred any property (whether freehold or leasehold) with full title guarantee save where such Company acquired the same property with an unqualified full title guarantee.

34.15. No Company has at any time entered into any authorised guarantee agreement (as defined in the Landlord & Tenant (Covenants) Act 1995 which remains capable of being enforced by any party).

34.16. No Company is entitled to require nor has it required the grant of an overriding lease of any property pursuant to Section 19 of the Landlord & Tenant (Covenants) Act 1995.

34.17. There is no claim or dispute subsisting pending or expected either by or with any Company in relation to, or by or with any then sub-tenant, licensee or occupier or Landlord of premises formerly owned or occupied by such Company.

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34.18.  No Company as lessor has at any time assigned conveyed or transferred its interest in reversion in any property without obtaining a full and unconditional release from its covenants as Landlord pursuant to Sections 6 or 7 of the Landlord & Tenant (Covenants) Act 1995.

34.19. No solicitors are instructed by or on behalf of any Company in connection with any matter relating to the Properties except for this Agreement.

35.     Taxation

        Administration

        35.1.1. The Companies have duly and punctually paid all Taxation which they have become liable to pay or for which they have become liable to account and are under no liability (and have not within the 6 years prior to the date hereof been liable) to pay any penalty, fine, surcharge or interest in connection with any claim for Taxation.

        35.1.2. All Payments by the Companies to any person which ought to have been made under deduction of Taxation have been so made and the Companies have if required by law to do so accounted to the relevant Taxation Authority for the Taxation so deducted.

        35.1.3. The Companies have operated the Pay As You Earn system accurately and correctly and have complied with all their reporting obligations to the Inland Revenue and the Contributions Agency in connection with benefits provided for employees and former employees of the Companies.

        35.1.4. All returns which should have been made by the Companies for any Taxation purpose have been made, were and remain correct and complete in all material respects, were made on a proper basis and are not nor so far as the Seller is aware are likely to be the subject of any dispute with any Taxation Authority and the computations and returns have been agreed with or are the subject of a determination by the relevant Taxation Authority and the Companies have provided all information required to be provided under the Taxation Statutes or pursuant to any notice served thereunder.

        35.1.5. The Companies are not involved in any dispute with any Taxation Authority.

        35.1.6. No Taxation Authority has agreed to operate any special arrangement (being an arrangement which is not based on a strict application of the relevant legislation) in relation to the Companies' affairs, whether in respect of benefits provided by the Companies to their officers or employees, or in relation to the valuation of stocks or depreciation of assets or in respect of any administrative or other matter whatsoever.

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35.2.  Status of the Companies

       The Companies are and have always been resident in the United Kingdom for Taxation purposes.

35.3.  Capital Gains

       35.3.1. If each of the capital assets of the Companies were disposed of for a consideration equal to the book value of the asset in, or adopted for the purpose of, the Accounts, no liability for corporation tax on capital gains would arise and for this purpose there shall be disregarded any reliefs available other than amounts falling to be deducted under s 38 TCGA.

       35.3.2. Neither the Companies (nor any company which was a member of the same group of companies at the relevant time) has made any claim under Sections 152 and 153 TCGA (Replacement of business assets) as respects the consideration for the disposal of or their interest in any assets which are defined in the said
                 Section 152(1) as "the old assets".

       35.3.3. The Companies have not received any asset by way of gift or by way of bargain not at arm's length to which Section 165 or
                 Section 282 TCGA has applied or could apply.

       35.3.4. The Companies have not been party to or involved in any scheme or arrangements whereby the value of any asset has been materially reduced so that on a disposal of the asset by the Company Sections 29 to 34 TCGA (Capital Gains: value shifting) may be applicable.

       35.3.5. No gain chargeable to corporation tax will accrue to the Companies on the disposal or satisfaction of a debt by reason of Section 251 TCGA (Debts).

       35.3.6. No part of the consideration given by the Companies for a new holding of shares (within the meaning of Section 126 TCGA) (Application of Sections 127 to 130) will be disregarded by virtue of Section 128(2) TCGA.

       35.3.7. The Companies have not been a party to or involved in any share for share exchange nor any scheme of reconstruction or amalgamation such as are mentioned in Sections 135 and 136 TOGA or Section 139 TCGA under which shares or debentures have been issued or any transfer of assets affected.

       35.3.8. The Companies have not effected or been concerned in any demerger such as is mentioned in Section 213 ICTA.

       35.3.9. The Companies have not made any election under Section 35(5) TCGA or paragraph 4 Schedule 2 TCGA.

       35.3.10. The Companies have not disposed of or acquired any asset in circumstances falling within Section 17 TCGA and are not entitled to any capital loss to which Section 18(3) TCGA will apply.

                                                                         Page 39
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       35.3.11.  The Companies are not liable and no circumstances exist whereby the Companies may become liable to be assessed to any Taxation under the provisions of Section 189 or Section 190 TCGA.

       35.3.12. No loss which has arisen or may arise on the disposal by the Companies of shares in or securities of any company is liable to be disallowed in whole or in part by virtue of Section 176 or Section 177 TCGA.

       35.3.13. The Companies do not own any asset which was acquired from another company which was at the time a member of a group of companies for the purposes of Sections 178 and 179 TCGA.

       35.3.14. The execution or completion of this Agreement will not result in any profit or gain being deemed to accrue to the Companies for Taxation purposes.

35.4.  Profits and Losses

       35.4.1. The Companies are not, and will not become, liable to make any payment for an amount surrendered by any other company under or in connection with the provisions of Sections 240 and 402 ICTA or Section 102 Finance Act 1989.

       35.4.2. Save as referred to in the Disclosure Letter the Companies have not surrendered or agreed to surrender any tax refund under the provisions of Section 102 Finance Act 1989.

       35.4.3. The Disclosure Letter contains particulars of all elections made by the Companies under Section 247 ICTA which are now in force.

       35.4.4. All capital expenditure incurred by the Companies prior to the date of this Agreement, or to be incurred under any subsisting commitment, has qualified or will qualify for capital allowances and all such allowances have been made, or will be made, in taxing the Companies trade.

       35.4.5. No capital allowances have been claimed by the Companies which are liable to be reduced or withdrawn by virtue of Sections 1(6), 42 or 47 Capital Allowances Act 1990.

       35.4.6. There are no arrangements in place whereby the Companies will be obliged, at any time after Completion, to make any payment of an income nature which will or may not be allowable in full for corporation tax purposes or which may be disallowed as a deduction, as a set off or as a charge on income or otherwise be unrelieved for corporation tax purposes whether by virtue of
                 Section 787 ICTA (Restriction of relief for payments of interest) or Section 125 ICTA (Annual payments for non-taxable consideration) or otherwise.

       35.4.7. The Companies are not, and have not at any time been, party to any arrangements falling within Section 410 ICTA (Arrangements for transfer of company to another group or consortium).

       35.4.8. Save as referred to in the Disclosure Letter the Companies have not surrendered or claimed any ACT under the provisions of
                 Section 240 ICTA (Set-off of company's surplus ACT against subsidiary's liability to corporation tax).

       35.4.9. No balancing charge under the Capital Allowances Act 1990 (or other legislation relating to any capital allowances) would be made on the Companies on the disposal of any asset, or of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets), on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Last Accounts for each of the assets.

35.5.  Stamp duty and stamp duty reserve

       35.5.1. All instruments (other than those which have ceased to have any legal effect) to which the Companies are a party or in the enforcement of which the Companies are interested and which, whether in the United Kingdom or elsewhere, attract either stamp duty or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate authority, have been properly stamped; and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

       35.5.2. The Companies have duly paid all stamp duty reserve tax, for which they have at any time been liable.

35.6.  Anti avoidance

       The Companies have not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of avoiding Taxation.

35.7.  Overseas elements

       35.7.1. The Companies have made all appropriate claims for relief under Double Taxation Relief Conventions, orders or other agreements current at the date of this Agreement and have obtained full double tax relief for all income from outside the United Kingdom.

       35.7.2. The Companies have not transferred a trade carried on by them outside the United Kingdom in circumstances such that a chargeable gain may be deemed to arise at a date after such transfer under Section 140 TCGA (Postponement of charge on transfer of assets to non-resident company).

       35.7.3.   The Companies have not been a party to any election made under
                 Section 187(1)(b) TCGA.

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

       35.7.4. No company over which the Companies had control or which was a member of the same group of companies as the Companies have ceased to be resident in the United Kingdom.

       35.7.5.  The Companies do not have any overseas subsidiaries.

       35.7.6. The Companies have not entered into any unlawful transaction under Section 765 ICTA (Migration of companies).

       35.7.7. The Company has not received foreign loan interest on which double taxation relief will or may be restricted under Section 798 ICTA (Interest on certain overseas loans).

       35.7.8. The Companies do not have and never have had an interest in a controlled foreign company within the meaning of Section 747 ICTA (Imputation of chargeable profits and creditable tax of foreign controlled companies).

       35.7.9. The Companies will not at Completion have any liability for any Taxation outside the United Kingdom.

       35.7.10. The Companies have not been a party to any transaction to which Sections 140A and 140D TCGA apply.

35.8. Value Added Tax

      35.8.1. The Companies are duly registered for Value Added Tax purposes in the United Kingdom and are not registered or liable to be registered for such purposes in any territory outside the United Kingdom.

      35.8.2. The Companies have complied with all requirements of the Taxation Statutes relating to Value Added Tax and all applicable regulations and orders, have maintained complete, correct and up to date records, invoices and other necessary documents, have not received a surcharge liability notice under Section 59 Value Added Tax Act 1994 (default charge) or a penalty liability notice under Section 64 Value Added Tax Act 1994 (serious misdeclaration resulting in understatements or overclaims) and has not been required by H M Commissioners of Customs and Excise to give any security.

       35.8.3. The Companies are not members of a group of companies pursuant to Section 43 Value Added Tax Act 1994 for Value Added Tax purposes and never have been a member of a group for such purposes.

       35.8.4. The Companies have not made any exempt supplies in consequence of which they are or will be unable credit for all input tax paid by it during any VAT quarter ending after the Last Accounts Date.

       35.8.5. No circumstances exist whereby the Company would or might become liable for Value Added Tax as an agent or otherwise by virtue of
                Section 47 Value Added Tax Act 1994 (Agents etc.).

       35.8.6. The Disclosure Letter contains copies of all elections to waive exemption which have been submitted to H M Commissioners of Customs and Excise (together with acknowledgements thereof from H M Commissioners of Customs and Excise) by the Companies (or a relevant associate for the purposes of paragraph 2(1) Schedule 10 Value Added Tax Act 1994).

       35.8.7. The Disclosure Letter sets out the input tax incurred in respect of each capital item to which Part VA of the Value Added Tax (General) Regulations 1985 (Capital good scheme) applies (irrespective of whether credit was obtained for all such input tax) and in respect of each item the extent to which it was used in its making taxable supplies in the first interval for the purposes of Regulation 37D.

35.9.  General

       35.9.1. The Companies have not issued any share capital to which the provisions of Section 249 ICTA (Stock dividends treated as income) could apply nor do they own any such share capital.

       35.9.2. No security issued by the Companies and remaining in issue at the date of this Agreement were issued in such circumstance that the interest payable thereon falls to be treated as a distribution under Section 209 ICTA (Meaning of distribution).

       35.9.3. The Companies have not issued or acquired any deep discount securities as defined in Schedule 4 ICTA, any deep gain securities as defined in Schedule 11 Finance Act 1989, any qualifying convertible securities as defined in paragraph 2
                Schedule 10 Finance Act 1990, any securities to which any of the provisions of Section 710 to 728 ICTA (Accrued income scheme) or any qualifying debt to which Sections 60 to 66 Finance Act 1993 could apply or have applied.

       35.9.4.  The Companies have not at any time:

                (a) Repaid, purchased or redeemed or agreed to repay, purchase or redeem any shares of any class of their share capital or otherwise reduced or agreed to reduce their share capital or any class thereof; or

                (b) Capitalised or agreed to capitalise in the form of shares, debentures or other securities or in paying up any amounts unpaid on shares, debentures or other securities any profits or reserves of any class or description or passed or agreed to pass any resolution to do so.

36.    Environmental Matters

36.1.  Operation of Business

       The business operations of each of the Companies does not involve and has never involved the use, or the release or discharge of a Hazardous Material that contravene Environmental Laws.

36.2.  Land and other assets

       36.2.1 To the best of the Seller's actual knowledge, no land or other asset owned, occupied, possessed or used by the Companies on or at any time before the date of this Agreement;

               (a) contains or has contained (in the case of land, above or below ground) a Hazardous Material; or

               (b) is referred to or listed in a register of polluted or contaminated land and not fact or circumstance exists which might give rise to an entry in such a register.

36.3.  Environmental Permits and Law

       (a) The Companies have obtained each Environmental Permit required to operate in accordance with Environmental Law.

       (b) The Companies have complied with the terms and conditions of each Environmental Permit.

       (c) Each action required for the renewal or extension of each Environmental Permit has been taken.

       (d) To the best of the Seller's knowledge, no Environmental Permit will be revoked, suspended, cancelled, varied or not renewed as a result of the execution or performance of this Agreement or any document to be executed at or before Completion.

       (e) No release or discharge of a Hazardous Material has been made in contravention of any Environmental Law or any Environmental Permit.

36.4.  Environmental Proceedings

       36.4.1 Neither the Company, nor a person for whose acts or defaults the Company may be vicariously liable, is involved or has, during the two years ending on the date of this Agreement, been involved in an Environmental Proceeding. No Environmental Proceeding is pending or threatened by or against any one of the Companies or a person for whose acts or defaults any of the Companies is vicariously liable. To the best of the Seller's knowledge, information and belief, no fact or circumstance exists which might give rise to an Environmental Proceeding involving the Company or a person for whose acts or defaults the Company may be vicariously liable. There is no outstanding notice, judgement,

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

               order, decree, arbitiral award or decision of a court, tribunal, arbitrator or governmental agency involving any of the Companies or any such person relating to any such matters as are mentioned in this Warranty.

       36.4.2 Copies of all current environmental policy statements, environmental audit reports and assessments, assessment on substances hazardous to health, correspondence between the Seller and any relevant enforcement authority, copies or details of any waste disposal contracts and any information that is liable to appear on any public register under any Environmental Laws whether or not the same is registered relating to the Business and Premises, have been supplied to the Purchaser.

36.5.  Environmental Investigations

       There is and has been no Environmental Investigation concerning any of the Companies and none is threatened. To the best of the Seller's knowledge, information and belief, no fact or circumstance exists which might give rise to an Environmental Investigation.

36.6.  Environmental Liabilities

       The Company has no liability to make good, repair, re-instate or clean up land or another asset on or before the date of this Agreement owned, occupied, possessed or used by the Company.

                                  Schedule 3
 (Limitations on the Seller' Liability under the Warranties and Undertakings)

          Referred to in clause 9 (Seller's Limitations on Liability)

No.       Subject Matter

1.        Warranties and Undertakings
2.        Limitations on Liability under Warranties and Undertakings
2.1.      Limitation on Quantum
2.2.      Time Limits for Bringing Claim
2.3.      Conduct of Litigation
2.4.      No Liability if Loss is Otherwise Compensated for
             (a)  Purchaser can only claim once
             (b)  Taxation
             (c)  Insurances
             (d)  Recovery from Third Parties
2.5.      Acts of the Purchaser
2.6.      Allowance, Provision or Reserve in the Completion Accounts
2.7.      Future Legislation
2.8.      Taxation
2.9.      Purchaser's Knowledge
2.10.     No Liability for Contingent or Non-Quantifiable Claims
2.11.     Information received by and Independent Advice of Purchaser
2.12.     Payment of Claim to be Reduction in Total Consideration


1.    Warranties and Undertakings

      Notwithstanding anything in this Agreement to the contrary, the provisions of this schedule shall operate to limit the liability of the Seller in respect of any claim by the Purchaser for any breach of or inaccuracy in the Warranties or in respect of the Undertakings. For the avoidance of doubt, "Damages" includes any payment under any Undertaking. The provisions of this Schedule shall apply to the Tax Deed or Deed of Environmental Indemnity, only as the case may be where express references to the Tax Deed or Deed of Environmental Indemnity as the case may be are made in this Schedule 3.

2.    Limitations on Liability under Warranties and Undertakings

2.1.  Limitation on Quantum

      (a) The Purchaser shall not be entitled in any event to damages or any other amount in respect of any claim or claims under any of the Warranties or Undertakings unless and until: -

         (i) the aggregate amount of all such substantiated claims exceeds (Pounds)250,000 (in which event the liability of the Seller shall be limited to the amount by which such aggregate amount exceeds (Pounds)250,000; and


         (ii) the amount of any individual substantiated claim shall exceed (Pounds)25,000.

               where "substantiated" means a claim for which the Seller may be liable after taking into account the provisions of sub-paragraph
               2.1 (a) (ii) and which is admitted or proved in a court of competent jurisdiction.

      (b) The total aggregate liability of the Seller under or pursuant to this Agreement (whether for breach of the Warranties or under the Undertakings or otherwise shall not in any event exceed (Pounds)5,000,000 save for claims in respect of the environment under the Deed of Environmental Indemnity for which the total aggregate liability is an additional (Pounds)5,000,000. For the avoidance of doubt, it is hereby understood that the maximum total liability of the Seller including claims in respect of the Environment under the Deed of Environmental Indemnity is (Pounds)10,000,000. The Purchaser shall not be entitled to claim more than once in respect of a loss, cost or expense which would give rise to a claim both under the Warranties relating to the Environment (Paragraph 36 of Schedule 2) and under the Deed of Environmental Indemnity and it is hereby agreed that to the extent any claim is met in relation to the Warranties relating to the Environment (Paragraph 36 of Schedule 2), claims in relation to the Deed of Environmental Indemnity shall be cancelled correspondingly. Should a claim in relation to the Environment be made, such claim shall in the first instance be made under this Agreement. The foregoing limitations to liability under the Warranties and Undertakings and Deed of Environmental Indemnity shall not apply to the Tax Deed.

      (c) For the purpose of sub-paragraph 2.1 (a) (ii), where a claim relates to more than one event, circumstance, act or omission which event, circumstance, act or omission would separately constitute a breach of or give rise to a claim for breach of any of the Warranties or under the Undertakings, such claim shall be treated as a separate claim in respect of each such event, circumstance, act or omission.

2.2.  Time Limits for Bringing Claim

      No claim shall be brought against the Seller in respect of any breach of the Warranties or under any of the Undertakings or the Tax Deed or the Deed of Environmental Indemnity unless the Purchaser shall have given to the Seller written notice of such claim specifying (in reasonable detail) the matter which gives rise to the breach or claim, the nature of the breach or claim and the amount claimed in respect thereof (detailing the Purchaser's calculation of the loss thereby alleged to have been suffered by it):

      (a) on or before the seventh anniversary of Completion in respect of claims relating to Tax Warranties or the Tax Deed; or

     (b) on or before the sixth anniversary of Completion in respect of claim relating to the Deed of Environmental Indemnity;

     (c) on or before the second anniversary of Completion in respect of any other matters,

          PROVIDED that the liability of the Seller under this subparagraph shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within six months of the service of such notice and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller and the Seller's Guarantor (or where the Seller has been liquidated, dissolved, or is otherwise insolvent upon the Guarantor only).

2.3. Conduct of Litigation

     (a) Upon the Purchaser becoming aware of any claim, action or demand against it or matter likely to give rise to any of these in respect of the Warranties and Undertakings, the Purchaser shall --

          (i) forthwith notify the Seller by written notice as soon as it appears to the Purchaser that any assessment or claim of a third party received by or coming to the notice of the Purchaser may result in a claim under the Warranties or Undertakings;

          (ii) and shall procure that the Davy, Formet and /or Turner shall take such action and give such information and access to personnel, premises, chattels, documents and records to the Seller and its professional advisers as the Seller may reasonably request and the Seller shall be entitled to require the Companies to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

          (iii) and shall procure that the Davy, Formet and /or Turner shall at the request of the Seller, allow the Seller to take the sole conduct of such actions as the Seller may deem appropriate in connection with any such assessment or claim in the name of the Purchaser and in that connection the Seller shall consult with the Purchaser as to the conduct of such action the Purchaser shall give or cause the Companies to give to the Seller all such assistance as the Seller may require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim and shall instruct such solicitors or other professional advisers as the Seller may nominate to act on behalf of the Purchaser, as appropriate, but to act in accordance with the sole instructions of the Seller or the Companies (as applicable);

          (iv) and shall procure that the Davy, Formet and /or Turner shall make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication without the prior written consent of the Seller; and

          (v) and shall procure that the Davy, Formet and /or Turner shall take all reasonable action to mitigate any loss suffered by it or the Companies in respect of which a claim could be made under the Warranties or the Undertakings.

     (b) In any event, the Seller shall be entitled at any stage and at its sole discretion to settle any such third party assessment or claim and shall be under no obligation in this respect to notify the Purchaser of its decision so to settle such assessment or claim.

2.4. No Liability if Loss is Otherwise Compensated For

     (a)  Purchaser can only claim once

          (i) The Purchaser and those deriving title from the Purchaser on or after Completion shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once between them in respect of any individual breach of the Warranties or claim under the Undertakings.

          (ii) No liability shall attach to the Seller by reason of any breach of the Warranties to the extent that the same loss occasioned to the Purchaser or the Companies by reason of such breach has been recovered under the Tax Deed or the Deed of Environmental Indemnity or the Undertakings and no liability shall attach to the Seller under the Tax Deed or the Deed of Environmental Indemnity or the Undertakings to the extent that the same loss has been recovered by a claim under the Warranties given by it.

          (iii) The Seller shall not be liable for breach of any of the Warranties or under any of the Undertakings to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Purchaser.

     (b)  Insurances

          If, in respect of any matter which would give rise to a breach of the Warranties or a claim under the Undertakings, the Companies are entitled (or would have been so entitled had the Purchaser maintained in force, or but for any change in the terms of, the policies of insurance maintained by or on behalf of the Companies immediately prior to Completion or policies providing equivalent cover thereto) to claim under any policy of insurance, then no such matter shall be the subject of a claim under the Warranties or the Undertakings unless and until the Companies shall have made a claim against its insurers and any such insurance claim (or any claim which could have been made had such policies or their equivalents been maintained as aforesaid) shall then reduce by the amount recovered or extinguish any such claims for breach of the Warranties or under the Undertakings.

     (c)  Recovery from Third Parties

                                                                        Party 49

          (i) Where the Purchaser and/or the Companies are at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim under the Warranties and/or the Undertakings or the Deed of Environmental Indemnity under any of the other provisions of this Agreement (other than the Tax Deed) the Purchaser shall, and shall procure that the Companies shall, undertake all necessary steps to enforce such recovery prior to taking action against the Seller (other than to notify the Seller of the claim against the Seller) and, in the event that the Purchaser or the Companies or relevant member of the Kvaerner Group shall recover any amount from such other person, the amount of the claim against the Seller shall be reduced by the amount recovered.

          (ii) If the Seller pays at any time to the Purchaser or the Companies an amount pursuant to a claim in respect of the Warranties and/or the Undertakings or the Deed of Environmental Indemnity or under any provisions of this Agreement (other than the Tax
                Deed) and the Purchaser or the Companies subsequently become entitled to recover from some other person any sum in respect of any matter giving rise to such claim, the Purchaser shall, and shall procure that the Companies shall take all necessary steps to enforce such recovery, and shall forthwith repay to the Seller so much of the amount paid by the Seller to the Purchaser or the Companies as does not exceed the sum recovered from such other person.

          (iii) If any amount is repaid to the Seller by the Purchaser or the Companies pursuant to sub-paragraph (D) (ii) above, an amount equal to the amount so repaid shall be deemed never to have been paid by the Seller to the Purchaser for the purposes of paragraph 2. 1.

2.5.  Acts of the Purchaser

     (a) The Seller shall not be liable under the Warranties or the Tax Deed or the Undertakings to the extent that such claim is attributable to:-

          (i) any voluntary act, omission, transaction or arrangement carried out by the Purchaser or on its behalf or by persons deriving title from the Purchaser on or after Completion (including any reorganisation or change in ownership of the Companies after Completion) other than any act, omission, transaction or arrangement carried out pursuant to any obligation entered into before Completion or carried out by the Purchaser and/or a Company in accordance with the Seller's instructions pursuant to any provision of the Agreement; or

          (ii) any admission of liability (where there has been no liability but for such admission) made after the date hereof by the Purchaser or on its behalf or by persons deriving title from the Purchaser on or after Completion (save where such admission of liability is made in accordance with the Seller's instructions).

     (b) The Seller shall not be liable for any breach of Warranties or claims under the Undertakings which would not have arisen but for any reorganisation or change in ownership of the Companies after Completion or any changes in the accounting basis on which any of the Companies values its assets or any other change in accounting or taxation policy or practice of the Companies after Completion.

2.6. Allowance, Provision or Reserve in the Completion Accounts

     No matter shall be the subject of a claim for breach of any of the Warranties, the Tax Deed or the Deed of Environmental Indemnity, or under the Undertakings to the extent that allowance, provision or reserve in respect of such matter shall have been made in the Completion Accounts of the relevant Company or has been included in calculating creditors or deducted in calculating debtors in the Completion Accounts and (in the case of creditors or debtors) is identified in the records of the Companies or shall have been otherwise taken account of or reflected in calculating a provision in the Completion Accounts.

2.7. Future Legislation

     No liability shall arise in respect of any breach of any of the Warranties or under the Undertakings if and to the extent that liability for such breach occurs or is increased as a result of any legislation not in force at the date of this Agreement.

2.8. Taxation

     No liability shall arise in respect of any breach of any of the Warranties, the Tax Deed, or under the Undertakings to the extent that such breach or claim would not have occurred or arisen but for: -

(A)

          (i) any change in the basis of, method of calculation of, or increase in the rate or rates of Taxation or changes in the published practice of the relevant Tax Authority made or coming into effect after the date hereof but with retrospective effect or the withdrawal of any extra-statutory concession currently granted by any Tax authority; or

          (ii) a failure or omission on the part of the Purchaser or the Companies after Completion to make any election or claim any Relief, the making or claiming of which was taken into account in computing the provision or reserve for Tax in the Completion Accounts and the making or claiming of which the Seller or its duly authorised agent notifies of the Purchaser or the Companies in writing and in reasonable time to make such election or claim for Relief; or

          (iii) any changes after Completion in the bases, methods or policies of accounting of the Purchaser or the Companies except where such change is made in order to comply with generally accepted accounting principles; or

          (iv) a disclaimer by the Companies after Completion of any capital allowances assumed to have been made in computing the provision for Taxation in the Completion Accounts or of any claim for Relief made (whether provisionally or otherwise) prior to Completion and taken into account in computing the provisions for Taxation in the Completion Accounts; or

          (v) any failure by the Purchaser and/or the Companies to comply with any of their respective obligations under clause 8.2 (Access to Records and Preparation of Tax Returns).

     (b) The Purchaser shall, at the direction in writing of the Seller (subject to the Seller holding harmless the Purchaser and/or the Company against all reasonable third party costs and expenses thereby incurred), procure that the Companies take all such steps as the Seller may require to:-

          (i) use all such Reliefs arising as a consequence of or by reference to any Event occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before Completion as may be available to reduce or eliminate insofar as permitted by law any Tax liability in respect of which the Purchaser would have been able to make a claim against the Seller under this Agreement and to provide to the Seller, at the Seller's expense, a certificate from the auditors (for the time being) of the Companies confirming that all such Reliefs have been so used PROVIDED THAT the provisions of this paragraph shall not apply to any Relevant Reliefs (as the same is defined in the Tax Deed);

          (ii) make all such claims and elections specified by the Seller in respect of any accounting period of the Companies commencing before Completion, provided that no such claim or election shall require the Companies to use any Relevant Relief (as the same is defined in the Tax Deed); and

          (iii) allow the Seller to reduce or eliminate any Tax liability by surrendering, or procuring the surrender by any company other than the Companies or any Subsidiaries, of Group Relief or advance corporation tax to the extent permitted by law but without any payment being made in consideration for such surrender.

2.9. Purchaser's Knowledge

     The Seller shall not be liable under the Warranties or Undertakings the extent that the Purchaser has constructive knowledge (having made all reasonable enquiries of the senior management of the Companies the Purchaser acting through its officers and agents) shall be deemed to have constructive knowledge by the conduct of its employees and agents during visits made to the Company sites and the enquiries made of the Seller's employees and agents and the matters discovered at which the Companies operate. Such visits and all enquiries occurred during the months of July 1999. The Purchaser acknowledges that the constructive knowledge which the Purchaser is deemed by virtue of this paragraph to have does not give grounds for claim by the Purchaser for breach of Warranties. Notwithstanding the foregoing, no constructive knowledge shall be deemed on the part of the Purchaser in respect of latent defects or the presence of Hazardous Material in the Environment.

2.10. No Liability for Contingent or Non-Quantifiable Claims

      If any breach of the Warranties or claim under the Undertakings arises by reason of some liability of the Companies which, at the time such breach or claim is notified to the Seller, is contingent only or otherwise not capable of being quantified, then the Seller shall not be under any obligation to make any payment in respect of such breach or claim unless and until such liability ceases to be contingent or becomes capable of being quantified. So long as such claim shall have been notified to the Seller in accordance with paragraph 2.2, as appropriate, then the first proviso to the relevant paragraph 2.2 shall be amended in relation to such claim so as to require that legal proceedings be commenced within six months from the date on which the said liability ceases to be contingent or becomes capable of being quantified, as the case may- be, in order for the liability of the Seller not to determine.

2.11. Information received by and Independent Advice of the Purchaser

      The Purchaser acknowledges and agrees with the Seller (for itself and for the benefit of the members of the Retained Group and their officers, employees and advisers and as trustees for such companies, officers, employees and advisers) that: -

     (a) the provision of information relating to the Companies, its undertaking, financial position or prospects was made on behalf of the Seller and accepted by the Purchaser, and this Agreement is entered into, on the basis and condition that neither the Seller nor any of its subsidiaries nor any of the Seller or its subsidiaries' officers, employees and advisers has made or makes any representation or warranty as to the accuracy or completeness of such information, or accepts any duty of care in relation to the Purchaser in respect of the provision of such information and that none of such persons shall be under any liability to the Purchaser in the event that, for whatever reason, such information (including in particular but without limitation, the information contained in the information memorandum referred to above) is or becomes inaccurate, incomplete or misleading in any particular; and

     (b) the Purchaser has had independent legal and financial advice relating to the purchase of the Sales Shares and to the terms of this Agreement and the documents to be executed pursuant to it, including the terms of this paragraph.

2.12. Payment of Claim to be Reduction in Total Consideration.

     Any payment made by the Seller in respect of any claim under the Warranties the Tax Deed or the Deed of Environmental Indemnity or under the Undertakings shall be deemed to be a reduction in the Total Consideration payable under clause 3 (Consideration) of this Agreement.

                                  Schedule 4
                    (Basic Information about the Companies)

(i)  Davy Roll Company Limited (formerly Davy - Ashmore Foundries Limited)


1.     Registered number:               162966

2.     Date of incorporation:           17 January 1920

3.     Place of incorporation:          England and Wales

4.     Address of registered office:    PO Box 21, Close Works, Gateshead
                                        Tyne & Wear
                                        NE8 3DX

5.     Authorised share capital:        60,000 ordinary shares

6.     Issued share capital:            60,000 ordinary shares of (Pounds)1 each

7.     Directors:                       Michael G. Foster
                                        Christopher Hersey
                                        Barry L. Phillipo
                                        Peter E. Gardner (Secretary)

8.     Accounting reference date:       31 December

9.     Auditors:                        Arthur Andersen

10.    Tax residence:                   United Kingdom

11.    Business activities:             Iron Masters, Forge Masters, Smelter
                                        Engineers

       (2710)


(ii) Kvaerner Formet Limited (formerly Formet Limited)

1.     Registered number:               1025431

2.     Date of incorporation:           28 September 1971

3.     Place of incorporation:          England and Wales

4.     Address of registered office:    Wincomblee Road
                                        Low Walker,
                                        Newcastle Upon Tyne
                                        Tyne & Wear, NE6 3QQ

5.     Authorised share capital:        3,000 ordinary shares

6.     Issued share capital:            3,000 ordinary shares at (Pounds)1 each

7.     Directors:                       Michael G. Foster
                                        John Rylatt
                                        Sylvia Marshall (Secretary)

8.     Accounting reference date:       31 December 1999

9.     Auditors:                        Arthur Andersen

10.    Tax residence:                   United Kingdom

11.    Business activities:             Forge Press Stamp & Roll Form Metal
                                        (2840)

(iii)    Turner Chilled Rolls Limited (formerly Coppermoss Limited)

1.     Registered number                1180365

2.     Date of incorporation:           9 August 1974

3.     Place of incorporation:          England and Wales

4.     Address of registered office:    Farthing Road
                                        Ipswich
                                        Suffolk, 1P1 5AP

5.     Authorised share capital:        138,830 Ordinary Shares

6.     Issued share capital:            138 830 ordinary shares at (Pounds)1
                                        each

7.     Directors:                       Michael G. Foster
                                        John Rylatt
                                        Graham J. Ward (Secretary)

8.     Accounting reference date:       31 December

9.     Auditors:                        Arthur Andersen

10.    Tax residence:                   United Kingdom

11.    Business activities:             Manufacturing and roll making (2710)

                                  Schedule 5
                            (Pension Arrangements)

1.   DEFINITIONS

     In this Schedule references to paragraphs are reference to paragraphs in this Schedule and the following expressions shall have the following meanings:

     "Additions" means an amount equal to the Employee Contributions and Employer Contributions specified in Appendix B excluding the Expense Allowances specified in Appendix B paid from Completion to the Membership Transfer Date by and in respect of DBS Members who become Transferring Employees.

     "Adjustment" means the proportionate change in the FT-Actuaries All Share Total Return Index between the close of business on the working day immediately prior to Completion and the close of business on the working day immediately before the date on which payment of the Transfer Amount is made.

     "DBS Members" means those Pensionable Employees who were designated as Defined Benefit Section Members or Kvaerner Pension Plan Section Members of the Kvaerner Pension Fund. The identity of the DBS members has been disclosed.

     "DCS Members" means those Pensionable Employees who were designated as Defined Contributions Section Members for the purposes of the Kvaerner Pension Fund and retain an entitlement, or who are members of the Kvaerner Protected Rights Pension Scheme. The identity of the DCS members has been disclosed.

     "Guaranteed Minimum Pension" shall have the meaning given to that expression by the Pension Schemes Act 1993.

     "Interest Rate" means a rate equal to the base rate from time to time of Barclays Bank PLC.

     "Membership Transfer Date" means the date six months after Completion, or another date agreed in writing by the Seller and the Purchaser, and acceptable to the Pension Schemes Office of the Inland Revenue.

     "Past Service Reserve" means such amount as is agreed or certified under the provisions of paragraph 4 as being equal to the value at Completion of the aggregate of the benefits accrued for and in respect of each Transferring Employee under the Seller's Schemes excluding benefits under the Defined Contributions Section of the Kvaerner Pension Fund and under the Kvaerner Protected Rights Pension Scheme based on their Pensionable Salary at Completion, projected to the date of retirement or death in service and as calculated in accordance with the assumptions set out in Appendix A hereto.

     "Payment Date" means the date on which payment is due under paragraph
     4.3.2.

     "Pensionable Employees" means those employees of the Companies who are members of the Seller's Schemes at Completion and for so long as each employee remains so employed during the Transitional Period.

     "Pensionable Salary" shall have the meaning ascribed to that expression in the Seller's Schemes.

     "Purchaser's Actuary" means Towers Perrin or any other Actuary or firm of Actuaries appointed by the Purchaser for the purposes of this Schedule.

     "Purchaser's Scheme" means the pension scheme or schemes referred to in paragraph 2 and where appropriate shall include the Trustees of the Purchaser's Scheme.

     "Relevant Forms" means forms in a format acceptable to the Seller (such acceptance not to be unreasonably withheld or delayed) sent by the Purchaser to the Pensionable Employees for them to complete indicating whether or not they consent to their accrued benefits under the Seller's Schemes being transferred to the Purchaser's Scheme. The Purchaser will ensure that the Seller receives those forms within the period of three months after the Membership Transfer Date.

     "Seller's Actuary" means Lane Clark & Peacock or any other actuary or firm of actuaries appointed by the Seller for the purposes of this Schedule.

     "Seller's Schemes" means the Kvaerner Pension Fund, and the Kvaerner Protected Rights Pension Scheme, and where appropriate shall include the Trustees of the Seller's Schemes.

     "Seller" means Kvaerner PLC.

     "Transfer Amount" means such amount in cash (or such other assets as may be agreed between the Seller and the Purchaser) as shall be calculated by the Seller's Actuary and agreed by the Purchaser's Actuary as being equal to the aggregate of the following:-

     (a)  In respect of the DCS Members who become Transferring Employees

     (i) A sum equal to the total net realised value of all investments and deposits standing to the credit of each such Member's individual fund.
     plus

     (ii) if the DCS member is also a DBS Member the Past Service Reserve (if any) adjusted by the Adjustment.

     (b)  In respect of DBS Members who become Transferring Employees:-

     (i) The Past Service Reserve in respect of such DBS Member adjusted by the Adjustment and then reduced by the amount of any unpaid Age Related National

          Insurance Rebates.
     Plus

     (ii) The Additions adjusted by the Interest Rate for the period from the date on which the contributions are paid to the Seller's Schemes to the date on which payment is made to the Purchaser's Scheme.

     "the Actuary" means the actuary (if any) appointed for the purpose of paragraph 4.3.1..

     "Transferring Employees" means such of the Pensionable Employees who consent to a transfer of assets being made in respect of them from the Seller's Schemes to the Purchaser's Scheme.

     "Transitional Period" means the period commencing the day after Completion and ending the day before the Membership Transfer Date.

2.   THE PURCHASER'S SCHEME

     2.1 The Purchaser will nominate a pension scheme no later than by the Membership Transfer Date which will be an exempt approved defined benefit scheme or a scheme capable of such approval for the purposes of Chapter I Part XIV of the Income and Corporation Taxes Act 1988.

     2.2 The Seller and the Purchaser will use all reasonable endeavours to ensure that each Pensionable Employee who is a member of the Seller's Schemes immediately before the Membership Transfer Date is invited, in terms approved by the Seller (such approval not to be unreasonably withheld or delayed), to join the Purchaser's Scheme with effect from the Membership Transfer Date.

     2.3 Any employee of the Companies who has not become eligible to join the Seller's Schemes by the Membership Transfer Date because he has insufficient service or is too young will be able to join the Purchaser's Scheme on the date on which he would have become eligible to join the Seller's Schemes if it had continued to apply to him.

     2.4 The Purchaser's Scheme will provide benefits and require employee contributions in respect of each Transferring Employee's pensionable service from the Membership Transfer Date on a basis which is broadly no less favourable (to such reasonable satisfaction as the Seller's Actuary and the Purchaser's Actuary agree) than the basis on which benefits are being provided for (and contributions required from) the Transferring Employees under the Seller's Schemes as at Completion.

3.   TRANSITIONAL PERIOD OF PARTICIPATION

     3.1 The Seller shall use all reasonable endeavours to procure that each of the Companies may continue to participate in each of the Seller's Schemes in which they currently participate until the last day of the Transitional Period (provided that the approval of the Seller's Schemes as exempt approved schemes would not be prejudiced thereby) and that the Pensionable Employees as shall be employed by the Companies shall remain eligible to participate as members.

     Such continuation of membership is conditional upon the Pensionable Employees remaining on a payroll operated by the Seller.

     3.2 The Purchaser will use all reasonable endeavours to procure that the Companies observe all the provisions of the Seller's Schemes and that they will pay the contributions and expense allowance specified in Appendix B.

     3.3 The Purchaser shall procure that none of the Companies increase in aggregate the Pensionable Salary of the Pensionable Employees in their respective employment by an amount greater than that assumed in the assumption set out in Appendix A, except on such terms as to the payment of further employer contributions or otherwise as the Seller may reasonably require. If there is any increase beyond that assumed in Appendix A, the Purchaser will ensure that which ever of the Companies pays an additional contribution to the Seller's Scheme to cover the extra cost to the Seller's Scheme. The additional contribution will be calculated by the Seller's Actuary and agreed by the Purchaser's Actuary on the basis of the assumptions set out in Appendix A.

     3.4 If the amount required under paragraphs 3.2 and 3.3 is not paid within 14 working days after payment is requested by the Seller or the Seller's Scheme, the Purchaser will pay an amount equal to that amount to the Seller by way of adjustment to the purchase price.

     3.5 The Seller undertakes and shall procure that during the Transitional Period, no amendment is made to the rules of the Seller's Schemes, and no power or discretion shall be exercised which would, or might, affect the benefit or contributions payable to, by or in respect of any Pensionable Employees, or which would or might affect the calculation of the payment of the Transfer Amount, except with the prior written consent of the Purchaser (such consent not to be unreasonably withheld).

          The Seller undertakes with the Purchaser to use its best endeavours to ensure that during the Transitional Period the Seller's Schemes are not placed in full or partial winding up.

4.   TRANSFER PAYMENT FROM SELLER'S SCHEMES

     4.1 The Seller will use its reasonable endeavours to ensure that on the Payment Date, the Seller's Schemes transfer to the Buyer's Scheme the Transfer Amount.

     4.2  Calculation of Transfer Amount

     4.2.1 If any of the Transferring Employees do not become contracted-out of the State Earnings Related Pension Scheme by reference to the Purchaser's Schemes at the Membership Transfer Date the proportion of the Past Service Reserve representing the cost of the Guaranteed Minimum Pension and Protected Rights retained in the Seller's Schemes or of paying transfer premiums in respect of those Transferring Employees will be deducted from the Transfer Amount.

     4.3.1 Immediately after the Membership Transfer Date the Seller will procure that the Transfer Amount will be calculated by the Seller's Actuary within the period of three months after the Membership Transfer Date (or of receipt by the Seller of the Relevant Forms if later) and shall provide the Purchaser's Actuary with such data and other information as the Purchaser's Actuary may reasonably require in order to review the computation of the Transfer Amount. The Purchaser's Actuary may review such computation and in the event that the Purchaser's Actuary is not able to agree the Transfer Amount, within a period of 2 months of the Seller's Actuary making the calculation result available to the Purchaser's Actuary, they shall jointly appoint (or in the event of their failure jointly to appoint, the Purchaser's Actuary or the Seller's Actuary, shall apply to the President of the Institute of Actuaries to appoint) the Actuary who shall certify the Transfer Amount. A certificate agreed by the Purchaser's Actuary or given by the Actuary under this paragraph shall, in the absence of manifest error, be conclusively binding on the parties. The Actuary shall act as an expert and not as an arbitrator. The costs of the Actuary shall be borne as the Actuary directs.

     4.3    Payment of Transfer Amount

     4.3.1 Payment of the Transfer Amount to the Purchaser's Scheme will only be made on the following conditions:-

     (a) the approval of the Inland Revenue in principle has been obtained to the payment of the Transfer Amount to the Purchaser's Scheme (if such approval is necessary);

     (b) the Purchaser has complied with all its material obligations in this Schedule;

     (c) the Trustees of the Purchaser's Scheme have confirmed that they will accept the payment of the Transfer Amount on the terms set out in paragraph 5;

     (d) receipt by the Seller of a written confirmation that the Purchaser's Scheme has a valid contracting-out certificate if the Purchaser's Scheme is contracted out of the State Earnings Related Pension Scheme.

     4.3.2 Payment of the Transfer Amount to the Purchaser's Scheme is due on the later of the following:-

     (a) the date which is 30 days after the date when the Transfer Amount has been agreed by the Purchaser's Actuary or certified by the Actuary; or

     (b) the date which is 30 days after the date when the last of the conditions in paragraph 4.3.1 have been satisfied.

     4.3.3 On receiving the Transfer Amount the Purchaser's Scheme will provide the Seller's Schemes with an acknowledgement of receipt.

     4.3.4 If the total amount transferred by the Seller's Schemes to the Purchaser's Scheme on or before the Payment Date is less than the Transfer Amount, or if the Seller's Schemes fail to make any payments whatsoever (the amount of such difference being referred to in this paragraph being referred to as the "Shortfall") then the Seller shall pay to the Purchaser within 7 days of the Payment Date a sum in cash equal to 100% of the Shortfall less an amount representing such percentage of that Shortfall as is arrived at by applying the rate of mainstream corporation tax in force at the time at which such Shortfall payment becomes due. In the event of the transfer pursuant to Paragraph 4.1, or the payment of an additional amount in respect of any Shortfall pursuant to this paragraph being made wholly or partly after the Payment Date, this shall be added to the Transfer Amount an amount equal to the interest on the outstanding balance at the Interest Rate plus 1% (accruing daily and compounding quarterly) in respect of the period from the day after the Payment Date to the date or dates of payment.

5. BENEFITS TO BE PROVIDED BY THE PURCHASER'S SCHEME IN RESPECT OF SERVICE UNDER THE SELLER'S SCHEMES

     5.1 Subject to receipt of the Transfer Amount the Purchaser will ensure that the Purchaser's Scheme provides, in respect of each Transferring Employee, such benefits as the Seller's Actuary and the Purchaser's Actuary agree to be equal in value to the amount actually received in respect of each Transferring Employee calculated in accordance with the actuarial assumptions in Appendix A.

     5.2 If the Purchaser's Scheme is contracted-out then the Purchaser will ensure that the Purchaser's Scheme accepts liability for each transferring Employee's accrued rights to a Guaranteed Minimum Pension.

6.   MONEY PURCHASE VOLUNTARY CONTRIBUTIONS

     Nothing previously contained in this Schedule will apply to voluntary contributions that are invested to provide money purchase benefits or to benefits secured by these contributions. However, the Seller will use reasonable endeavours to ensure that the assets representing Transferring Employees, voluntary contributions will be transferred to the Purchaser's Scheme, and the Purchaser will ensure that in that event its scheme provides benefits for the members concerned equal in value to the assets transferred.

7. The Seller undertakes to the Purchaser to indemnify and keep indemnified the Purchaser, the Companies and the Purchaser's Scheme against all and any liabilities, obligations, costs, expenses, demands, actions, suits, claims or proceedings whatsoever arising out of or in connection with:

     (a) any breach of Article 141 of the Treaty of Amsterdam or of Section 62 of the Pensions Act 1995 except insofar as it relates to Guaranteed Minimum Pensions; and

     (b) any debt falling on the Companies under Section 75 of the Pensions Act 1995 or under any regulation made thereunder in relation to the Seller's Schemes.

                                  APPENDIX A

Benefits to be valued          :   Pensions payable from the Kvaerner Pension

                                   Fund on retirement, withdrawal or death, in respect of pensionable service accrued prior to Completion, excluding money purchase benefits from the Defined Contributions
                                   Scheme and Additional Voluntary
                                   Contributions.

                                   For the avoidance of doubt, the benefits valued on death in service do not include cash benefits or that part of any pension which relates to service after Completion.

Rate of discount               :   8.25% pa

Salary increases:
        Inflationary           :   5.75% pa
        Promotional            :   applicable only to members of the Defined
                                   Benefits Scheme of the Kvaerner Pension Fund:
                                   age and sex related; varying for men from 3%
                                   pa at age 30 to nil after age 45

Section 148 Orders             :   5.75% pa

Pension increases
(excluding GMPs)               :
        in deferment           :   4% pa
        in payment             :   4% pa

Increases to post-88 GMPs
in payment                     :   3% pa

Increases in State earnings
limits                         :   4% pa

Mortality:
        Before retirement      :   A80
        After retirement       :   PA80 (by year of birth)

Rates of Withdrawal            :   an age-related scale falling from 7% pa at
                                   age 30 to nil after age 50; 50% higher for
                                   women.

Rates of Early Retirement      :   Men:   10% retire at each age 60 to 64;
                                   Women: 50% of women retire at age 60 and
                                          10% at each age 61 to 64

Ill-health  early retirement   :   One half of the mortality decrement.

Family statistics:
        Proportion married     :   80%
        Age difference         :   men three years older than wives
        Addition to spouse's
        pensions on death
        before retirement,
        to allow for
        dependants' pensions   :   15%

Commutation                    :   no allowance

Expenses                       :   no allowance

Asset value adjustment

Pension liabilities determined using the above assumptions will be multiplied by X where D is equal to the net dividend yield on the FTSE Actuaries All Share
-
D
Index (as quoted in the Financial Times, subject to amendment if subsequently corrected), relating to the working day immediately prior to Completion and X is 3.1

                                  APPENDIX B

     Active Members of the Kvaerner Protected Rights Pension Scheme
     --------------------------------------------------------------

     (i)    Employee
            --------

            The amount by which the Members' National Insurance contributions on earnings from the Employer are less than would be the case had the member not been contracted-out.

     (ii)   Employer
            --------

            The contracted-out rebated percentage of the members' earnings from the Employer between the Lower and Upper Earnings Limits for National Insurance purposes.

     (iii)  Expense Allowance
            -----------------

            Plus 2%, applied to total Pensionable Salary without in this case any deductions in respect of Lower Earnings Limit (LEL).

     (iv)   Active DBS Members
            ------------------

     (a) Those of the Pensionable Employees who are members of the Defined Benefits Scheme of the Kvaerner Pension Fund.

            (i)    Employee Contributions - 3% applied to Pensionable Salary
                   -----------------------
                   above LEL. In addition for a member who was a member on 5 April 1978 3% applied to Pensionable Salary below LEL.

            (ii)   Employer Contributions - 12.1% applied to total Pensionable
                   ----------------------
                   Salary without any deduction in respect of LEL.
                   (8.5% in respect of members of the Plan Section)

            (iii)  Expense Allowance
                   -----------------

                   Plus 2% applied to total Pensionable Salary without in this case any deductions in respect of the LEL.

                                  Schedule 6
                             (Completion Accounts)

1. The Purchaser shall procure, within 75 days after the date of Completion, each of the Companies will prepare the draft of the Completion Balance Sheets and a draft of the Statement of Net Assets (free of debt and cash) and submit both for approval to the Seller. The Seller and its advisers (and, if applicable such independent firm as required) shall participate in all material aspects and activities associated with the preparation of the draft of the Completion Balance Sheets and the draft of the Statement of Net Assets.

2.   The Completion Balance Sheets shall be prepared:

     (a) in a manner consistent with the procedures and policies bases and methods of valuation adopted in the preparation of the Accounts;

     (b) on the basis that Completion will be treated as bringing an end to an accounting period for the purposes of United Kingdom corporation tax;

     (c)  in a manner consistent with the Accounts;

     (d)  in accordance with GAAP; and

     (e) on the assumption that no payment will be made by the Companies in consideration for the surrender of Group Relief.

3. Within 90 days of the receipt by the Seller of the draft Completion Balance Sheets and the draft Statement of Net Assets, the Seller shall inform the Purchaser in writing whether or not it accepts the draft Completion Balance Sheets and the draft Statement of Net Assets and, if not, shall specify in writing the amount and nature of any item which it does not accept.

4. If the Seller confirms in writing that it accepts the draft Completion Balance Sheets and the draft Statement of Net Assets, or if it fails to inform the Purchaser within 90 days of receipt whether or not it accepts the draft Completion Balance Sheets and the draft Statement of Net Assets, such drafts shall be the Completion Balance Sheets and Statement of Net Assets.

5. If the Seller informs the Purchaser, in accordance with Paragraph 3, that it does not accept the draft Completion Balance Sheets and the draft Statement of Net Assets, the Seller and the Purchaser shall hold discussions in good faith with a view to agreeing the Completion Balance Sheets and the Statement of Net Assets. If such agreement is reached and is confirmed in writing by the parties, it shall be final and binding on the parties.

6. Any dispute about the draft Completion Balance Sheets and the draft Statement of Net Assets which remains unresolved 90 days after receipt by the Seller of the draft Completion

     Balance Sheets and the draft Statement of Net Assets shall, at the request of either party be referred for final determination to an independent firm of chartered accountants nominated jointly by the Seller and the Purchaser or, failing such nomination, within 10 Business Days after request by either the Seller or the Purchaser, nominated at the request of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales. Such independent firm shall act as experts and not as arbitrators and (in the absence of manifest error) its decisions (both as to the manner in which its determination is to be made and as to the subject matter of its determination) shall be final and binding on the parties.

7. All costs incurred by the Seller in reviewing and agreeing the Completion Balance Sheets and the Statement of Net Assets shall be borne by the Seller and all such costs incurred by the Purchaser shall be borne by the Purchaser. The fees of such independent firm shall be payable by the Seller and the Purchaser in such proportions as such independent firm determines (or failing such determination equally by the Seller on the one hand and the Purchaser on the other hand).

8. Each party will co-operate fully with the other and, if applicable, with the independent firm appointed under this Schedule 6 (Completion Accounts) (including giving all reasonable access to records, information, and to personnel) with a view to enabling the draft Completion Balance Sheets and the draft Statement of Net Assets to be prepared within the prescribed time limits and subsequently discussed and, if applicable, with a view to enabling any such independent firm to make any determination required by Paragraph 6, and in particular the Purchaser shall procure that the Companies shall permit the Seller and its advisers (and, if applicable, such independent firm) participate in the preparation of and to have reasonable access to, and (where reasonable) to take copies of any records or information belonging to the Companies which the Seller may reasonably require for the purpose of participating in preparation and reviewing the draft Completion Balance Sheets and the draft Statement of Net Assets.

                                  SCHEDULE 7
                              (Agreed Net Assets)

                                  SCHEDULE 8
                                 (Guarantees)


     Type        Reference     Date Opened    CCY    Amount      Expiry Date

Performance       4433971      10 Jul 1998    GBP     19,807.00   11 Jul 1999
Performance       4461327      15 Dec 1998    GBP      1,101.00   30 Sep 1999
Performance       4412298      05 Mar 1998    GBP      4,122.96   15 Nov 1999
Performance       4461293      15 Dec 1998    GBP      2,142.40   10 Dec 1999
Performance       4486712      15 Jun 1999    GBP     14,566.00   31 May 2000
     Tender       4484465      15 Jun 1999    USD      2,000.00   31 May 2000

                                          TOTAL       41,739.36 GBP
                                                       2,000.00 USD

                                  SCHEDULE 9
                                 (Properties)

                                  SCHEDULE 10
                             (Intercompany Debts)

                                  SCHEDULE 11
                              (Leasing Contracts)

                                  SCHEDULE 12
                        (Debt Free Price Apportionment)

The Davy Roll Company Limited    (Pounds) 7,800,000

Turner Chilled Rolls Limited     (Pounds) 3,497,000

Kvaerner Formet Limited          (Pounds) 2,454,000

TOTAL                            (Pounds)13,751,000

                                  SCHEDULE 13
                               (KMEB Agreement)

For and on behalf of     )         .............................................
DAVY METALS LTD          )
                                   .............................................



For and on behalf of     )         .............................................
KVAERNER PLC             )
by its duly authorised   )         .............................................
attorneys, Peter White   )
and John Wilson          )         .............................................

                                   .............................................



For and on behalf of     )         .............................................
HAMSARD 2043             )
LIMITED                  )         .............................................



For and on behalf of     )         .............................................
AMPCO - PITTSBURGH       )
CORPORATION              )         .............................................


                                       77